Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
ALLIS-CHALMERS ENERGY INC.,
BRONCO DRILLING COMPANY, INC.
AND
ELWAY MERGER SUB, INC.
Dated as of January 23, 2008

i

ii

iii

AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (as amended, supplemented or modified from time to time, this “Agreement”), dated as of January 23, 2008, is by and among ALLIS-CHALMERS ENERGY INC., a Delaware corporation (“Parent”), ELWAY MERGER SUB, INC., a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Merger Sub”), and BRONCO DRILLING COMPANY, INC., a Delaware corporation (the “Company”).
Recitals
     WHEREAS, the boards of directors of each of Parent, Merger Sub and the Company (each a “Party,” and collectively, the “Parties”) have approved this Agreement and the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation, upon the terms and subject to the conditions of this Agreement and the Delaware General Corporation Law, as amended (the “DGCL”);
     WHEREAS, the boards of directors of each of Parent, Merger Sub and the Company have determined that the Merger (as defined below) and this Agreement and the transactions contemplated hereby are advisable and in the best interests of their respective companies and stockholders;
     WHEREAS, for federal income Tax purposes, it is intended that the Merger be treated as a taxable stock purchase of all of the Company Common Stock (as defined below) by Parent; and
     WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to set forth various conditions to the consummation of the Merger;
     NOW, THEREFORE, for and in consideration of the recitals and the mutual covenants and agreements set forth in this Agreement, the Parties agree as follows:
Article 1
Definitions
     Section 1.1 Defined Terms. As used in this Agreement, capitalized terms shall have the meanings set forth below or shall have the meanings set forth for such terms in the sections of this Agreement referenced below:
     “Acquired Companies” means the Company and each of the Company’s Subsidiaries.
     “Acquisition Proposal” means, for any Person, any Contract, proposal, offer or other inquiry or indication of interest (regardless of whether in writing and regardless of whether delivered to the stockholders) relating to any of the following (other than the transactions contemplated by this Agreement or the Merger): (a) any merger, reorganization, share exchange, take-over bid, tender offer, recapitalization, consolidation, liquidation, dissolution or other business combination, purchase or similar transaction or series of transactions directly or indirectly involving 20% or more of the assets, net revenues or net income of such Person and its Subsidiaries, taken as a whole; (b) the sale, lease, exchange, transfer or other disposition, directly or indirectly, of any business or assets that generate 20% or more of the consolidated net revenues or net income or of assets representing 20% or more of the book value of the consolidated assets, of such Person and its Subsidiaries, taken as a whole, or any license, lease, exchange, mortgage, pledge or other agreement or arrangement having a similar economic effect, in each case in a single transaction or a series of related transactions; or (c) any direct or indirect acquisition of beneficial ownership (as defined in Section 13(d) of the Exchange Act) or any direct or indirect acquisition of the right to acquire beneficial ownership (as defined in Section 13(d) of the Exchange Act) by any Person or any “group” (as defined in the Exchange Act) of 20% or more of the shares of any class of the issued and outstanding Equity Interests of such Person, whether in a single transaction or a series of related transactions.
     “Affiliate” means, with respect to any Person, each other Person that directly or indirectly Controls, is Controlled by, or is under common Control with such Person.
     “Agreement” has the meaning given to such term in the preamble.
     “Benefit Plan” means any qualified or non-qualified employee benefit plan, program, policy, practice, agreement, Contract or other arrangement, regardless of whether written, regardless of whether U.S.-based, including any “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA (including post-retirement medical and life insurance), any “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (regardless of whether such plan is subject to ERISA), including any multiemployer plan (as defined in Section 3(37) of ERISA) or multiple employer plan (as defined in Section 413 of the Internal Revenue Code), any employment or severance agreement or other arrangement, and any employee benefit, bonus, incentive, deferred compensation, profit sharing, vacation, stock, stock purchase, stock option, severance, change of control, fringe benefit or other plan, program, policy, practice, agreement, Contract, or other arrangement, regardless of whether subject to ERISA and regardless of whether funded.
     “Business Day” means any day other than a Saturday, Sunday or any day on which banks in the States of Texas or Oklahoma are authorized or required by federal Law to be closed.
     “Cash Consideration” has the meaning given to such term in Section 2.4(c)(i)(A).
     “Certificate of Merger” means the certificate of merger, prepared and executed in accordance with the applicable provisions of the DGCL and this Agreement, filed with the Secretary of State of the State of Delaware to effect the Merger.
     “Claim” has the meaning given to such term in Section 5.13(b).
     “Closing” has the meaning given to such term in Section 2.6.
     “Closing Date” has the meaning given to such term in Section 2.6.
     “Commitment Letter” has the meaning given to such term in Section 4.25.
     “Company” has the meaning given to such term in the preamble.

     “Company Acquisition Agreement” has the meaning given to such term in Section 5.4(c)(ii).
     “Company Acquisition Proposal” means an Acquisition Proposal with respect to the Company.
     “Company Acquisition Proposal Recommendation” has the meaning given to such term in Section 5.4(c)(ii).
     “Company Adverse Recommendation Change” has the meaning given to such term in Section 5.4(c)(ii).
     “Company Benefit Plan” means a Benefit Plan (a) providing benefits to (i) any current or former employee, officer or director of the Company or any of its Subsidiaries or ERISA Affiliates or (ii) any beneficiary or dependent of any such employee, officer or director, (b) in which any of the foregoing is a participant, (c) that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or ERISA Affiliates or to which the Company or any of its Subsidiaries or ERISA Affiliates is a party or is obligated to contribute, or (d) with respect to which the Company or any of its Subsidiaries or ERISA Affiliates has any liability, whether direct or indirect, contingent or otherwise.
     “Company Board” means the board of directors of the Company.
     “Company Certificate” means a certificate representing a share or shares of Company Common Stock or other appropriate evidence of a share or shares of Company Common Stock issued in book-entry form.
     “Company Charter Documents” has the meaning given to such term in Section 3.1.
     “Company Common Stock” means the common stock, par value $0.01 per share, of the Company.
     “Company Credit Agreement” means that certain Credit Agreement, dated January 13, 2006, by and between the Company and Fortis Capital Corp., as Administrative Agent, Lead Arranger and Sole Bookrunner, and a syndicate of lenders, as amended.
     “Company Disclosure Letter” has the meaning given to such term in the introduction to Article 3.
     “Company Employees” means the individuals who are employed as employees by the Company or any of its Affiliates immediately prior to the Effective Time who remain employed as employees of Parent or any of its Affiliates after the Effective Time.
     “Company Financial Statements” has the meaning given to such term in Section 3.7(a).
     “Company Incentive Plans” has the meaning given to such term in Section 3.3(a).
     “Company Information” has the meaning given to such term in Section 5.3(b).

     “Company Leased Real Property” means real property leased by the Company or any of its Subsidiaries.
     “Company Material Adverse Effect” means a Material Adverse Effect with respect to the Company.
     “Company Material Contract” has the meaning given to such term in Section 3.22(a).
     “Company Meeting” means a meeting of the stockholders of the Company duly called and held for the purpose specified in the Proxy Statement/Prospectus, including the Company Proposal.
     “Company Owned Real Property” means real property owned by the Company or any of its Subsidiaries.
     “Company Permits” has the meaning given to such term in Section 3.5(b).
     “Company Preferred Stock” means the preferred stock of the Company, par value $0.01 per share.
     “Company Proposal” means the proposal to adopt this Agreement, which proposal is to be presented to the stockholders of the Company in the Proxy Statement/Prospectus.
     “Company Real Property” means the Company Leased Real Property and the Company Owned Real Property.
     “Company Regulatory Filings” has the meaning given to such term in Section 3.6(b).
     “Company Reports” has the meaning given to such term in Section 3.7(a).
     “Company Representative” means a Representative of the Company or its Subsidiaries.
     “Company Restricted Stock” has the meaning given to such term in Section 2.4(c)(iv).
     “Company Securities” means the Company Common Stock and Company Restricted Stock.
     “Company Stock Option” means an option issued and outstanding immediately prior to the Effective Time to acquire shares of Company Common Stock granted to an employee or non–employee director of the Company pursuant to a Company Incentive Plan.
     “Company Subsidiary” means a Subsidiary of the Company.
     “Company Subsidiary Charter Documents” means the certificate of incorporation, articles of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement or other governing or organizational documents of each of the Company Subsidiaries.

     “Company Superior Proposal” means a Company Acquisition Proposal that is a Superior Proposal.
     “Confidentiality Agreement” means the Amended and Restated Confidentiality Agreement, dated as of December 24, 2007, between the Company and Parent.
     “Contract” means any agreement, arrangement, commitment or instrument, written or oral, including, without limitation, any loan or credit agreement or other agreement evidencing Indebtedness, promissory note, bond, mortgage, indenture, guarantee, permit, lease, sublease, license, agreement to render services, or other agreement, arrangement, commitment or instrument evidencing rights or obligations of any kind or nature, including all amendments, modifications, supplements and options relating thereto.
     “Control” (and related terms) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, by contract, credit arrangement or otherwise.
     “D&O Insurance” has the meaning given to such term in Section 5.13(c).
     “DGCL” has the meaning given to such term in the Recitals.
     “Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Parent Disclosure Letter.
     “Dissenting Shares” means any shares of Company Common Stock held by a Dissenting Stockholder as of the Effective Time.
     “Dissenting Stockholder” means any holder of shares of Company Common Stock who does not vote in favor of the Merger (or consent thereto in writing) and who is entitled to demand and properly demands a judicial appraisal of the fair value of such stockholder’s shares pursuant to, and otherwise complies in all respects with, the provisions of Section 262 of the DGCL.
     “DOJ” means the United States Department of Justice.
     “Effective Time” has the meaning given to such term in Section 2.7.
     “Environmental, Health and Safety Laws” means any Laws relating to (a) emissions, discharges, releases or threatened releases of Hazardous Materials into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works, or septic systems, (b) the generation, treatment, storage, disposal, use, handling, manufacturing, recycling, transportation or shipment of Hazardous Materials, (c) occupational health and safety, or (d) the pollution of the environment, solid waste handling, treatment or disposal, reclamation or remediation activities, or protection of environmentally sensitive areas.
     “Equity Interests” means (a) with respect to a corporation, any and all shares, interests, participation, phantom stock plans or arrangements or other equivalents (however designated) of corporate stock, including all common stock, preferred stock and other equity and voting interests, and warrants, options, calls, subscriptions or other convertible securities or other rights to acquire any of the foregoing, and (b) with respect to a partnership, limited liability company or similar Person, any and all units, membership or other interests, including rights to purchase, warrants, options, calls, subscriptions or other equivalents of, or other interests convertible into, any beneficial or legal ownership interest in such Person.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any regulations promulgated pursuant thereto.
     “ERISA Affiliate” means any trade or business, regardless of whether incorporated, which is required to be treated as a single employer together with an entity pursuant to Section 414(b), (c), (m) or (o) of the Internal Revenue Code or Section 4001(b)(1) of ERISA.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Agent” has the meaning given to such term in Section 2.5(a).
     “Exchange Fund” has the meaning given to such term in Section 2.5(a).
     “Exchange Ratio” has the meaning given to such term in Section 2.4(c)(i)(A).
     “FTC” means the United States Federal Trade Commission.
     “GAAP” means generally accepted accounting principles, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor).
     “Governmental Authority” means any national, state, local, county, parish or municipal government, domestic or foreign, any agency, board, bureau, commission, court, tribunal, subdivision, department or other governmental or regulatory authority or instrumentality, or any arbitrator in any case that has jurisdiction over any of the Acquired Companies or Parent Companies, as the case may be, or any of their respective properties or assets.
     “Hazardous Material” means any chemical, pollutant, contaminant, material, waste or substance regulated by any Governmental Authority or subject to liability under any Environmental, Health and Safety Law, including, but not limited to, any hazardous waste, hazardous substance, toxic substance, radioactive material (including any naturally occurring radioactive material), asbestos-containing materials in any form or condition, polychlorinated biphenyls in any form or condition, or petroleum, petroleum hydrocarbons, petroleum products or any fraction or byproducts thereof.
     “HSR Act” has the meaning given to such term in Section 3.6(b).
     “Indebtedness” of any Person means and includes any obligations consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earn-out” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d)

commitments or obligations by which such Person assures a creditor against loss, including contingent reimbursement obligations with respect to letters of credit, (e) payment obligations secured by a Lien, other than a Permitted Lien, on assets or properties of such Person, (f) obligations to repay deposits or other amounts advanced by and owing to third parties, (g) obligations under capitalized leases, (h) obligations under any interest rate, currency or other hedging agreement or derivatives transaction, (i) guarantees or other contingent liabilities with respect to any amounts of a type described in clauses (a) through (h) above, and (j) any change of control payments or prepayment premiums, penalties, charges or equivalents thereof with respect to any indebtedness, obligation or liability of a type described in clauses (a) through (i) above that are required to be paid at the time of, or the payment of which would become due and payable solely as a result of, the execution of this Agreement or the consummation of the transactions contemplated by this Agreement at such time, in each case determined in accordance with GAAP; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice and shall not include the endorsement of negotiable instruments for collection in the ordinary course of business.
     “Indemnified Parties” has the meaning given to such term in Section 5.13(b).
     “Intellectual Property” means all United States and foreign (a) patents and patent applications and all reissues, renewals, divisions, extensions, provisionals, continuations and continuations in part thereof, (b) inventions (regardless of whether patentable), invention disclosures, trade secrets, proprietary information, industrial designs and registrations and applications, mask works and applications and registrations therefor, (c) copyrights and copyright applications and corresponding rights, (d) trade dress, trade names, logos, URLs, common law trademarks and service marks, registered trademarks and trademark applications, registered service marks and service mark applications, (e) domain name rights and registrations, (f) databases, customer lists, data collections and rights therein, and (g) confidentiality rights or other intellectual property rights of any nature, in each case throughout the world.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
     “International Plans” means Benefit Plans subject to the Laws of any jurisdiction outside the United States.
     “IRS” has the meaning given to such term in Section 3.11(b).
     “Law” means any federal, state, local or foreign statute, code, ordinance, rule, regulation, permit, consent, approval, license, judgment, Order, writ, decree, injunction or other authorization, treaty, convention, or governmental certification requirement of any Governmental Authority.
     “Lien” means any lien, mortgage, security interest, indenture, deed of trust, pledge, deposit, restriction, burden, lien, license, lease, sublease, right of first refusal, right of first offer, charge, privilege, easement, right of way, reservation, option, preferential purchase right, right of a vendor under any title retention or conditional sale agreement, or other arrangement substantially equivalent thereto, in each case regardless of whether relating to the extension of credit or the borrowing of money.
     “Material Adverse Effect” means, with respect to any Person, any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate with all other facts, circumstances, events, changes, effects or occurrences, has had or caused or would reasonably be expected to have or cause a material adverse effect on the assets, properties, business, results of operations or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or that would reasonably be expected to prevent, materially delay or materially impair the ability of such Person to consummate the Merger in the timeframe contemplated hereby, but shall not include (a) facts, circumstances, events, changes, effects or occurrences generally affecting (i) the industry in which such Person and its Subsidiaries operate or (ii) the economy or the financial, securities or credit markets in the U.S. or elsewhere in the world, including natural disasters, any regulatory or political conditions or developments, or any outbreak or escalation of hostilities or declared or undeclared acts of war, terrorism or insurrection, whether occurring before or after the date hereof, unless any such facts, circumstances, events, changes, effects or occurrences disproportionately affect the assets, properties, business, results of operations or financial condition of such Person and its Subsidiaries, taken as a whole, relative to other industry participants, (b) facts, circumstances, events, changes, effects or occurrences to the extent resulting from the negotiation or performance of this Agreement, the announcement of the execution of this Agreement or the consummation or the pendency of the Merger (including, without limitation, and solely by way of example of such facts, circumstances, events, changes, effects or occurrences, the direct and substantiated effect of the public announcement of this Agreement or the Merger on the relationships of such Person or any of its Subsidiaries with customers, suppliers, distributors or employees); provided, however, that this clause (b) shall not diminish the effect of, and shall be disregarded for purposes of, any representations or warranties herein, (c) fluctuations in the price or trading volume of shares of any trading stock of such Person (provided, however, that the exception in this clause (c) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation has resulted in, or contributed to, a Material Adverse Effect with respect to such Person), (d) facts, circumstances, events, changes, effects or occurrences to the extent resulting from any changes in Law or in GAAP (or the interpretation thereof) after the date hereof, (e) facts, circumstances, events, changes, effects or occurrences to the extent resulting from any legal proceedings initiated by any of the current or former stockholders of such Person (or on their behalf or on behalf of such Person) and related to this Agreement or any of the transactions contemplated hereby, (f) any failure by such Person to meet any published analyst estimates or expectations regarding such Person’s revenue, earnings or other financial performance or results of operations for any period or any failure by such Person to meet its internal budgets, plans or forecasts regarding its revenues, earnings or other financial performance or results of operations (provided, however, that the exception in this clause (f) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such failure has resulted in, or contributed to, a Material Adverse Effect) or (g) any change or announcement of a potential change in the credit rating of any Person or any of its Subsidiaries.
     “Maximum Amount” has the meaning given to such term in Section 5.13(c).

     “Merger” means the merger of Merger Sub with and into the Company under the DGCL, with the Company continuing as the surviving corporation, upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the requirements of the DGCL.
     “Merger Consideration” has the meaning given to such term in Section 2.4(c)(i)(A).
     “Merger Sub” has the meaning given to such term in the preamble.
     “Merger Sub Charter Documents” has the meaning given to such term in Section 4.1.
     “Nasdaq” means The Nasdaq Stock Market.
     “Notification and Report Forms” has the meaning given to such term in Section 3.6(b).
     “NYSE” means the New York Stock Exchange, Inc.
     “Order” means any order, writ, fine, injunction, decree, judgment, award or enforceable determination of any Governmental Authority.
     “Parent” has the meaning given to such term in the preamble.
     “Parent Benefit Plan” means a Benefit Plan (a) providing benefits to (i) any current or former employee, officer or director of Parent or any of its Subsidiaries or ERISA Affiliates or (ii) any beneficiary or dependent of any such employee, officer or director, (b) in which any of the foregoing is a participant, (c) that is sponsored, maintained or contributed to by Parent or any of its Subsidiaries or ERISA Affiliates or to which Parent or any of its Subsidiaries or ERISA Affiliates is a party or is obligated to contribute, or (d) with respect to which Parent or any of its Subsidiaries or ERISA Affiliates has any liability, whether direct or indirect, contingent or otherwise.
     “Parent Board” means the board of directors of Parent.
     “Parent Certificate” means a certificate representing a share or shares of Parent Common Stock or other appropriate evidence of a share or shares of Parent Common Stock issued in book-entry form.
     “Parent Charter Documents” has the meaning given to such term in Section 4.1.
     “Parent Common Stock” means the common stock, par value $0.01 per share, of Parent.
     “Parent Companies” means Parent and each of the Parent Subsidiaries.
     “Parent Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of April 26, 2007, among Parent, Royal Bank of Canada, as Administrative Agent, Collateral Agent, and the lenders party thereto, as amended by the First Amendment thereto.
     “Parent Disclosure Letter” has the meaning given to such term in the introduction to Article 4.

     “Parent Financial Statements” has the meaning given to such term in Section 4.7(a).
     “Parent Incentive Plans” means the 2003 Incentive Stock Plan and 2006 Incentive Plan of Parent.
     “Parent Information” has the meaning given to such term in Section 5.3(a).
     “Parent Leased Real Property” means real property leased by Parent or any of its Subsidiaries.
     “Parent Material Adverse Effect” means an Material Adverse Effect with respect to Parent.
     “Parent Material Contract” has the meaning given to such term in Section 4.22(a).
     “Parent Meeting” means a meeting of the stockholders of Parent duly called and held for the purposes set forth in the Proxy Statement/Prospectus, including the Parent Proposal.
     “Parent Owned Real Property” means real property owned by Parent or any of its Subsidiaries.
     “Parent Permits” has the meaning given to such term in Section 4.5(b).
     “Parent Preferred Stock” means the preferred stock of Parent, par value $0.01 per share.
     “Parent Proposal” means the proposal to approve the issuance of Parent Common Stock in the Merger, which proposal is to be presented to the stockholders of Parent in the Proxy Statement/Prospectus.
     “Parent Real Property” means the Parent Leased Real Property and the Parent Owned Real Property.
     “Parent Regulatory Filings” has the meaning given to such term in Section 4.6(b).
     “Parent Reports” has the meaning given to such term in Section 4.7(a).
     “Parent Representative” means a Representative of Parent or its Subsidiaries.
     “Parent Revised Offer” has the meaning given to such term in Section 5.4(e)(ii).
     “Parent Common Stock Value” has the meaning given to such term in Section 2.4(c)(i)(A).
     “Parent Stock Consideration” has the meaning given to such term in Section 2.4(c)(i)(A).
     “Parent Subsidiary” means a Subsidiary of Parent identified on the Parent Disclosure Letter.

     “Parent Subsidiary Charter Documents” means the certificate of incorporation, articles of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement or other governing or organizational documents of each of the Parent Subsidiaries.
     “Parties” has the meaning given to such term in the Recitals.
     “Party” has the meaning given to such term in the Recitals.
     “PBGC” means the Pension Benefit Guaranty Corporation.
     “Permitted Liens” means (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established and described in the applicable Disclosure Letter, (b) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established and described in the applicable Disclosure Letter, (c) operators’, vendors’, suppliers’, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, or construction Liens (during repair or upgrade periods) or other like Liens arising by operation of Law in the ordinary course of business or statutory landlord’s Liens, each of which is in respect of obligations that have not been outstanding more than 90 days (so long as no action has been taken to file or enforce such Liens within said 90-day period) or which are being contested in good faith, (d) Liens described in the applicable Disclosure Letter or (e) any other Lien, encumbrance or other imperfection of title that does not materially affect the value or use of the property subject thereto (provided, however, that this clause (e) shall be excluded from the definition of Permitted Liens for purposes of Section 3.20(a) or 4.20(a)).
     “Person” means any natural person, corporation, company, limited or general partnership, joint stock company, joint venture, association, limited liability company, trust, bank, trust company, land trust, business trust or other entity or organization, regardless of whether a Governmental Authority.
     “Post-Merger Plans” has the meaning given to such term in Section 5.14.
     “Pre-Merger Plan” has the meaning given to such term in Section 5.14.
     “Proxy Statement/Prospectus” means the joint proxy statement in definitive form relating to the Company Meeting and the Parent Meeting, which joint proxy statement will be included in the prospectus contained in the Registration Statement.
     “Registration Statement” means the Registration Statement on Form S-4 to be filed by Parent in connection with the issuance of Parent Common Stock in the Merger.
     “Regulatory Filings” has the meaning given to such term in Section 5.8(a).
     “Related Documents” has the meaning given to such term in Section 3.2(a).

     “Representative” means any director, officer, employee, agent, advisor (including legal, accounting and financial advisors) or other representative.
     “Required Company Vote” has the meaning given to such term in Section 3.19.
     “Required Parent Vote” has the meaning given to such term in Section 4.19.
     “Responsible Officers” means, with respect to each Party, the Chief Executive Officer and the Chief Financial Officer of such Party.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended.
     “SOX” means the Sarbanes-Oxley Act of 2002, as amended.
     “Subsidiary” means for any Person at any time (a) any corporation of which such Person owns, either directly or through its Subsidiaries, a majority of the total combined voting power of all classes of voting securities of such corporation, or (b) any partnership, association, joint venture, limited liability company or other business organization, regardless of whether such constitutes a legal entity, in which such Person directly or indirectly owns a majority of the total Equity Interests.
     “Superior Proposal” means a bona fide written Acquisition Proposal (with all percentages used in the definition of Acquisition Proposal increased to 50% for purposes of this definition) made by a Third Party after the date of this Agreement through the Effective Time (or such earlier date that this Agreement is terminated in accordance with the terms set forth herein), if the Company Board determines in good faith (after receipt of the advice of its independent financial advisors, and after consultation with its outside counsel and taking into account all legal, financial, regulatory and other aspects of the Acquisition Proposal) that such Acquisition Proposal (a) would, if consummated in accordance with its terms, result in a transaction that is more favorable, from a financial point of view, to the holders of the common stock of the Company than the transactions contemplated by this Agreement (taking into account any amounts payable pursuant to Section 7.3 and any Parent Revised Offer made under Section 5.4(e)), (b) contains conditions which are all reasonably capable of being satisfied in a timely manner, and (c) is not subject to any financing contingency or, to the extent financing for such proposal is required, that such financing is then committed in writing.
     “Surviving Corporation” has the meaning given to such term in Section 2.2.
     “Tax” or “Taxes” (including with correlative meaning, “Taxable”) means (a) any federal, foreign, state or local tax, including any income, gross income, gross receipts, ad valorem, excise, sales, use, value added, admissions, business, occupation, license, franchise, margin, capital, net worth, customs, premium, real property, personal property, intangibles, capital stock, transfer, profits, windfall profits, environmental, severance, fuel, utility, payroll, social security, employment, withholding, disability, stamp, rent, recording, registration, alternative minimum, add-on minimum, or other tax, assessment, duty, fee, levy or other governmental charge of any kind whatsoever imposed by a Governmental Authority (a “Tax Authority”), together with and including, without limitation, any and all interest, fines, penalties, assessments and additions to tax resulting from, relating to, or incurred in connection with any such tax or any contest or dispute thereof, (b) any liability for the payment of any amount of the type described in the immediately preceding clause (a) as a result of being a member of a consolidated, affiliated, unitary or combined group with any other corporation or entity at any time prior to and through the Closing Date, and (c) any liability for the payment of any amount of the type described in the preceding clauses (a) or (b) as a result of a contractual obligation to any other Person or of transferee, successor or secondary liability.
     “Tax Authority” has the meaning given to such term in the definition of Tax.
     “Tax Return” means any report, return, document, declaration or other information (including any attached schedules and any amendments to such report, return, document, declaration or other information) required to be supplied to or filed with any Tax Authority with respect to any Tax, including an information return and any document with respect to or accompanying payments, deposits or estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.
     “Termination Date” means October 31, 2008 or such later date to which the “Termination Date” shall be extended pursuant to Section 5.5.
     “Third Party” means a Person other than any of the Acquired Companies or any of the Parent Companies.
     “Treasury Regulations” means the regulations promulgated by the United States Treasury Department under the Internal Revenue Code.
     “U.S.” means the United States of America.
     “Voting Debt” of any Person, means any bonds, debentures, promissory notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for Equity Interests having the right to vote) with the stockholders of such Person on any matter.
     Section 1.2 References, Construction and Titles.
     (a) All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement, unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or subdivision unless expressly so limited. The words “this Article” and “this Section,” and words of similar import, refer only to the Article or Section hereof in which such words occur.

     (b) The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.
     (c) As used in the representations and warranties contained in this Agreement, the phrase “to the knowledge” of the representing Party or “known” to a representing Party shall mean to the actual knowledge (and not constructive or imputed knowledge) of one or more of the Responsible Officers of the representing Party.
     (d) The Parties have participated jointly in negotiating and drafting this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision(s) of this Agreement.
     (e) Provisions hereof referring to delivery of documents by one Party to another Party prior to the date hereof shall be deemed to refer to either actual physical delivery of such documents or making such documents available for review in a data room or computer based virtual data room at least three Business Days prior to the date hereof.
Article 2
The Merger
     Section 2.1 The Merger. On the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of this Agreement, the Certificate of Merger and the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.
     Section 2.2 Effect of the Merger. Upon the effectiveness of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall be the surviving entity in the Merger (referred to from time to time herein as the “Surviving Corporation”). The Company shall continue its company existence under the Laws of the State of Delaware with all its rights, privileges, immunities and franchises continuing unaffected by the Merger. The Merger shall have the effects specified in this Agreement and the DGCL.
     Section 2.3 Governing Instruments, Directors and Officers of the Surviving Corporation.
     (a) At the Effective Time, the certificate of incorporation of the Company shall be amended to read in its entirety as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Company shall remain “Bronco Drilling Company, Inc.” and the incorporator of the Company shall not be amended, and as so amended shall be the certificate of incorporation of the Surviving Corporation until subsequently amended in accordance with applicable Law.
     (b) At the Effective Time, the bylaws of the Company shall be amended to read in their entirety as the bylaws of Merger Sub as in effect immediately prior to the Effective Time,

and as so amended shall be the bylaws of the Surviving Corporation until subsequently amended in accordance with applicable Law.
     (c) The directors and officers of Merger Sub at the Effective Time shall be the initial directors and officers, respectively, of the Surviving Corporation from the Effective Time until their respective successors have been duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and applicable Law.
     Section 2.4 Effect on Equity Securities.
     (a) Merger Sub Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or its stockholders, each share of common stock, par value $0.01 per share, of Merger Sub then issued and outstanding shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
     (b) Parent Capital Stock. At the Effective Time, each share of Parent capital stock then issued and outstanding shall remain issued, outstanding and unchanged.
     (c) Company Securities.
     (i) Company Common Stock.
     (A) At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Parent, the Company or any holder thereof (but subject to the provisions of Section 2.5(e)), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares and shares to be cancelled pursuant to Section 2.4(c)(ii), but including, without limitation, shares of Company Common Stock that are issued prior to the Effective Time in connection with Company Stock Options) shall be converted into the right to receive (i) an amount in cash (without interest) (the “Cash Consideration”) equal to the quotient, calculated to the nearest $0.01, resulting from dividing $280,000,000 by the aggregate number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 2.4(c)(ii), but including, without limitation, shares of Company Common Stock that are issued prior to the Effective Time in connection with Company Stock Options and all Dissenting Shares), and (ii) a number (which may be less than one) of fully paid and nonassessable shares of Parent Common Stock (the “Parent Stock Consideration”) equal to the Exchange Ratio. “Exchange Ratio” means the fraction, expressed as a decimal, calculated to the nearest one-ten thousandth, the numerator of which is (a) the quotient, calculated to the nearest one-ten thousandth, resulting from dividing $157,836,000 by the Parent Common Stock Value, and the denominator of which is (b) the aggregate number of issued and outstanding shares of Company Common Stock immediately prior to the Effective Time (excluding shares to be cancelled pursuant to Section 2.4(c)(ii), but including, without limitation, shares of Company Common Stock that are issued prior to the Effective Time in connection with Company Stock Options and all Dissenting Shares). “Parent Common Stock Value” means the average closing sale prices for a share of Parent Stock on the NYSE Composite Transactions Tape (as reported by The Wall Street Journal (Northeast edition), or, if not reported thereby, as reported by any other authoritative source) for each of the ten consecutive trading days ending with the second complete trading day prior to the Closing Date (not counting the Closing Date). The Parent Stock Consideration using the Exchange Ratio shall be calculated to the nearest one-ten thousandth of a share of Parent Stock and the Parent Common Stock Value shall be calculated to the nearest one-tenth of one cent. The Cash Consideration and the Parent Stock Consideration to be received by the holders of Common Stock hereunder (together with the cash in lieu of fractional shares of Parent Stock as specified below) are referred to herein collectively as the “Merger Consideration.”
     (B) Each share of Company Common Stock, when so converted, shall automatically be cancelled and retired, shall cease to exist and shall no longer be outstanding; each Certificate that, immediately prior to the Effective Time, represented any such shares (other than any Certificate representing Dissenting Shares or shares to be cancelled pursuant to Section 2.4(c)(ii)) shall thereafter represent the right to receive the Merger Consideration therefor and the holder of any Company Certificate shall cease to have any rights with respect to such Company Common Stock, except the right to receive the Merger Consideration (along with any cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.5(e) and any unpaid dividends and distributions with respect to such shares of Parent Common Stock as provided in Section 2.5(c)), without interest, upon the surrender of such Company Certificate in accordance with Section 2.5(b).
     (ii) Company Treasury Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Parent, the Company or any holder thereof, all shares of Company Common Stock that are held immediately prior to the Effective Time by the Company, by Parent or Merger Sub or by any direct or indirect wholly owned Subsidiary of Parent or the Company shall be cancelled and retired without any conversion and shall cease to exist, and no Merger Consideration shall be paid or payable in exchange therefor.
     (iii) Company Stock Options. In light of the Company’s representation in Section 3.3, no provision is made herein for the treatment of Company Stock Options in the Merger.
     (iv) Company Restricted Stock. Immediately prior to the Effective Time, each share of Company Common Stock then outstanding that is unvested or is subject to a repurchase option, risk of forfeiture or other condition or restriction under any Company Incentive Plans or any applicable restricted stock purchase agreement or other agreement with the Company (“Company Restricted Stock”) shall be immediately vested and become free of such conditions or restrictions and the holder thereof shall be entitled to receive the Merger Consideration upon surrender of the Company Certificate(s) representing such shares of Company Common Stock to the Exchange Agent.
     (v) Dissenting Shares. Dissenting Shares shall not be converted into or represent the right to receive any Merger Consideration, but instead shall represent only the right to receive the amount determined pursuant to the provisions of Section 262 of the DGCL. At the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and the holder thereof shall cease to have any rights with respect thereto, except the right to receive the amount determined pursuant to the provisions of Section 262 of the DGCL, unless a Dissenting Stockholder holding particular Dissenting Shares has failed to perfect or lost his right to receive, or has effectively withdrawn his demand for, the fair value of such shares under the DGCL. If a Dissenting Stockholder has so failed to perfect or lost his right to receive, or has effectively withdrawn his demand for, the amount determined under Section 262 of the DGCL, then the shares of Company Common Stock held by such holder shall cease to be Dissenting Shares and shall entitle such holder to receive the Merger Consideration in respect of such shares as provided in Section 2.4(c)(i), and promptly following the occurrence of such event and upon the surrender of the Company Certificate(s) representing such shares, the Exchange Agent and the Surviving Corporation (as applicable) shall deliver to such holder the Merger Consideration in respect of such shares. The Company shall comply with those provisions of Section 262 of the DGCL which are required to be performed by the Company prior to the Effective Time to the reasonable satisfaction of Parent. The Company shall give Parent (A) prompt notice of any written demands to exercise dissenter’s rights with respect to any shares of Company Common Stock under the DGCL actually received by the Company, any withdrawals of any such demands and any other documents or instruments received by the Company relating to dissenter’s rights and (B) an opportunity to participate at its own expense in all negotiations and proceedings with respect to demands for fair value under the DGCL. The Company shall not, except with the prior written consent of Parent (such consent not to be unreasonably delayed or withheld), voluntarily make any payment with respect to demands for fair value under the DGCL or offer to settle or settle any such demands.
     (vi) Certain Adjustments. If between the date of this Agreement and the Effective Time, regardless of whether permitted pursuant to the terms of this Agreement, the outstanding Parent Common Stock or Company Common Stock shall be changed into a different number or type of securities by reason of any stock split, combination, merger, consolidation, reorganization or other similar transaction, or any distribution of shares of Parent Common Stock or Company Common Stock shall be declared with a record date within such period, the Merger Consideration shall be appropriately adjusted to provide the holders of Company Common Stock and Company Restricted Stock with the same economic effect as was contemplated by this Agreement prior to giving effect to such event.

     Section 2.5 Exchange of Certificates.
     (a) Exchange Fund. Prior to the Effective Time, Parent shall appoint an exchange agent selected by Parent that is reasonably satisfactory to the Company (the “Exchange Agent”), and enter into an exchange agent agreement, in form and substance reasonably satisfactory to the Company, with such Exchange Agent to act as agent for payment of the Merger Consideration in respect of Company Certificates upon surrender of such Company Certificates (or affidavits of loss in lieu thereof) in accordance with this Article 2 from time to time after the Effective Time. At the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of the holders of shares of Company Securities, (i) Parent Certificates representing shares of Parent Stock Consideration to be issued pursuant to Section 2.4(c)(i) and Section 2.4(c)(iv) and delivered pursuant to Section 2.5(b) and (ii) cash or immediately available funds equal to the cash portion of the aggregate Merger Consideration and cash for payment in lieu of fractional shares pursuant to Section 2.5(e). Such shares of Parent Common Stock, together with any interest, dividends or distributions with respect thereto (as provided in Section 2.5(c)) and such cash, are referred to herein as the “Exchange Fund.” The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement given on the Closing Date, shall deliver the Parent Common Stock and the cash portion of the aggregate Merger Consideration to be issued or paid pursuant to Section 2.4(c)(i) and Section 2.4(c)(iv) as well as cash in lieu of fractional shares pursuant to Section 2.5(e) out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever; provided that the Exchange Agent shall invest or hold the Exchange Fund only in cash or direct, short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investor Services, Inc. or Standard & Poor’s Corporation, respectively, in each case as directed by Parent and acceptable to the Exchange Agent; provided, however, that no such investment or losses thereon shall affect the Merger Consideration payable to the holders of the Company Securities and following any losses, Parent shall promptly provide additional funds to the Exchange Agent for the benefit of the holders of the Company Securities in the amount of any such losses to the extent necessary to pay the Merger Consideration to such holders. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect thereto after the establishment of such Exchange Fund for the account of Persons entitled thereto.
     (b) Exchange Procedures.
     (i) As soon as reasonably practicable after the Effective Time (but in no event later than five Business Days following the Effective Time), Parent shall cause the Exchange Agent to mail to each holder of record of a Company Certificate that, immediately prior to the Effective Time, represented shares of Company Common Stock, a letter of transmittal (in customary form and reasonably acceptable to the Company) to be used to effect the exchange of such Company Certificate for the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Company Certificate, along with instructions for using such letter of transmittal to effect such exchange. The letter of transmittal (or the instructions thereto) shall specify that delivery of any Company Certificate shall be effected, and risk of loss and title thereto shall pass, only upon proper delivery of such Company Certificate to the Exchange Agent. Such letter of transmittal shall be in such form and have such other provisions as Parent may reasonably specify.
     (ii) Upon surrender to the Exchange Agent of a Company Certificate for cancellation, together with a duly completed and executed letter of transmittal and any other documents that may reasonably be required by the Exchange Agent: (A) the holder of such Company Certificate shall be entitled to receive in exchange therefor a Parent Certificate representing the number of whole shares of Parent Common Stock, if any, and the cash portion of the Merger Consideration that such holder has the right to receive pursuant to Section 2.4(c)(i) and Section 2.4(c)(iv), any cash in lieu of fractional shares of Parent Common Stock as provided in Section 2.5(e), and any unpaid dividends and distributions that such holder has the right to receive pursuant to Section 2.5(c) (all after giving effect to any required withholding of Taxes); and (B) the Company Certificate so surrendered shall forthwith be cancelled. No interest shall be paid or accrue on any Merger Consideration, cash in lieu of fractional shares or unpaid dividends and distributions, if any, payable to holders of Company Certificates.
     (iii) In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such shares of Company Common Stock (along with any cash in lieu of fractional             shares and any unpaid dividends and distributions that such holder has the right to receive under this Agreement) may be issued or paid to a transferee if the Company Certificate representing such shares of Company Common Stock is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer, including such signature guarantees as Parent or the Exchange Agent may request, and to evidence that any applicable stock transfer Taxes have been paid.
     (iv) Until surrendered as contemplated by this Section 2.5(b), each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender of a Company Certificate and execution of such other documents as the Exchange Agent may require, the Merger Consideration payable in respect of the shares of Company Common Stock represented by such Company Certificate as provided in Section 2.4(c)(i) and Section 2.4(c)(iv) (along with any cash in lieu of fractional             shares and any unpaid dividends and distributions payable pursuant to the terms of this Agreement) or the right to demand to be paid the amount determined pursuant to the provisions of Section 262 of the DGCL as contemplated by Section 2.4(c)(v).
     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock declared or made after the Effective Time with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate. Subject to the effect of applicable Law: (i) at the time of the surrender of a Company Certificate for exchange in accordance with the provisions of this Section 2.5, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) not theretofore paid with respect to the number of whole shares of Parent Common Stock that such holder is entitled to receive (less the amount of any withholding Taxes that may be required with respect thereto); and (ii) at the appropriate payment date and without duplicating any payment made under clause (i) above, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole shares of Parent Common Stock that such holder receives (less the amount of any withholding Taxes that may be required with respect thereto).
     (d) No Further Ownership Rights in Company Common Stock. The Merger Consideration issued and paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash in lieu of fractional shares and any unpaid dividends and distributions payable pursuant to the terms of this Agreement) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock. At the Effective Time the stock transfer books of the Company shall be closed, and from and after the Effective Time there shall be no further registration of transfers of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Company Certificate is presented to the Surviving Corporation or Parent for any reason, it shall be cancelled and exchanged as provided in this Section 2.5.
     (e) Treatment of Fractional Shares. No Parent Certificates or scrip representing fractional shares of Parent Common Stock shall be issued in the Merger and, except as provided in this Section 2.5(e), no dividend or other distribution, stock split or interest shall relate to any such fractional share, and such fractional share shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of any fractional share of Parent Common Stock to which a holder of Company Common Stock would otherwise be entitled (after taking into account all Company Certificates delivered by or on behalf of such holder), such holder, upon surrender of a Company Certificate as described in this Section 2.5, shall be paid an amount in cash to the nearest whole cent (without interest) determined by multiplying (i) the closing price of a share of Parent Common Stock on the NYSE on the Business Day immediately preceding the Closing Date by (ii) the fraction of a share of Parent Common Stock to which such holder would otherwise be entitled, in which case Parent shall make available to the Exchange Agent, in addition to any other cash being provided to the Exchange Agent pursuant to Section 2.5(a), the amount of cash necessary to make such payments. The Parties acknowledge that payment of cash consideration in lieu of issuing fractional shares of Parent Common Stock was not separately bargained for consideration but represents merely a mechanical rounding off for purposes of simplifying the problems that would otherwise be caused by the issuance of fractional shares of Parent Common Stock.
     (f) Termination of Exchange Fund. Any portion of the Exchange Fund and cash held by the Exchange Agent in accordance with the terms of this Section 2.5 that remains unclaimed by the former stockholders of the Company as of the date that is twelve months following the Effective Time shall be delivered to Parent, upon demand. Thereafter, any former stockholders of the Company, other than those exercising appraisal rights pursuant to Section 262 of the DGCL as provided in Section 2.4(c)(v), who have not theretofore complied with the provisions of this Section 2.5 shall look only to Parent for payment of their claim for Merger

Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock (all without interest).
     (g) No Liability. None of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock for any amount properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar Law.
     (h) Lost, Stolen, or Destroyed Company Certificates. If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any Claims that may be made against it with respect to such Company Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration (along with any cash in lieu of fractional shares payable pursuant to Section 2.5(e) and any unpaid dividends and distributions payable pursuant to Section 2.5(c), without interest) deliverable with respect thereto pursuant to this Agreement.
     Section 2.6 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002 as soon as practicable after 10:00 a.m., local time, on the first Business Day immediately following the day on which all of the conditions set forth in Article 6 have been satisfied or waived (by the party entitled to waive the condition) (except for those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions) or (b) at such other time, date or place as the Parties may agree. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”
     Section 2.7 Effective Time of the Merger. The Merger shall become effective (the “Effective Time”) at the time the Certificate of Merger is accepted for filing by the Delaware Secretary of State, or at such time thereafter as is permitted by law, agreed by the Parties and provided in the Certificate of Merger. At the Closing, the Certificate of Merger shall be filed with the Secretary of State of the State of Delaware.
     Section 2.8 Taking of Necessary Action; Further Action. Subject to the terms and conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take all actions as may be necessary or appropriate in order to effectuate the Merger under the DGCL as promptly as commercially practicable. In addition, the Parties agree to execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, real estate and other property, rights, privileges, powers and franchises of either of Merger Sub or the Company, the officers and directors of the Surviving Corporation are fully authorized, in the name of the Surviving Corporation or otherwise to take, and shall take, all such lawful and necessary action.

     Section 2.9 Withholding. Each of Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as are required to be deducted or withheld under the Internal Revenue Code or any provision of state, local or foreign Tax Law with respect to the making of such payment (including withholding shares of Parent Common Stock). Any such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of whom such deduction and withholding was made.
Article 3
Representations and Warranties of the Company
     As an inducement for Parent and Merger Sub to enter into this Agreement, the Company hereby makes the following representations and warranties to Parent and Merger Sub; provided, however, that such representation and warranties shall be subject to and qualified by (a) the disclosure schedule delivered by the Company to Parent as of the date hereof (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein) (the “Company Disclosure Letter”) (it being understood that (i) the disclosure of any fact or item in any section of the Company Disclosure Letter shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that such disclosure is made in a manner that makes its relevance to the other section reasonably apparent and (ii) the disclosure of any matter or item in the Company Disclosure Letter shall not be deemed to constitute an acknowledgment that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Company Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute a Company Material Adverse Effect) or (b) information contained in the Company Reports (excluding any exhibits thereto) filed with the SEC prior to the date hereof (but only to the extent that such disclosure on its face appears to constitute information that could reasonably be deemed a qualification or exception to the following representations and warranties):
     Section 3.1 Corporate Existence; Good Standing; Corporate Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership, operation or lease of its property or the nature of the Company’s business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, do not constitute a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is currently being conducted. The Company has delivered to Parent true, accurate and complete copies of the Certificate of Incorporation (including any and all Certificates of Designations) and Bylaws of the Company, each as amended to date (the “Company Charter Documents”), and each Company Charter Document is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. The Company is not in violation of its Company Charter Documents.
     Section 3.2 Authorization, Validity and Effect of Agreements.
     (a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and all other agreements, instruments, certificates and documents contemplated hereunder (collectively, the “Related Documents”) to which it is, or will become, a party, to perform its obligations hereunder and thereunder and to consummate the Merger and all other transactions contemplated hereunder and thereunder, subject to the approval of the Company Proposal by Company’s stockholders. The execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Merger and the other transactions contemplated hereunder and thereunder have been duly authorized by all requisite corporate action on behalf of the Company, and no other corporate proceedings by the Company are necessary to authorize the execution and delivery of this Agreement or the Related Documents or to consummate the Merger and the other transactions contemplated hereunder or under the Related Documents, except for the approval of the Company Proposal by the Company’s stockholders, the filing of the Certificate of Merger pursuant to the DGCL and the Governmental Authority applications and approvals described in Section 3.6(b).
     (b) This Agreement and each of the Related Documents to which the Company is a party have been or will be duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof and thereof by Parent to the extent Parent is a party hereof and thereof, constitute or will constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
     Section 3.3 Capitalization.
     (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 1,000,000 shares of Company Preferred Stock. As of the close of business on January 22, 2008, there were 26,808,502 issued and outstanding shares of Company Common Stock (including 549,652 shares of Company Restricted Stock), no shares of Company Common Stock held by the Company in its treasury, and no issued or outstanding shares of Company Preferred Stock. The stockholders of the Company previously approved a 2005 Stock Incentive Plan, as amended, and a 2006 Stock Incentive Plan (together, the “Company Incentive Plans”). As of January 22, 2008, 20,000 shares of Company Common Stock were reserved for future issuance pursuant to outstanding Company Stock Options under the Company Incentive Plans. These outstanding Company Stock Options will be cancelled prior to the Effective Time. As of January 22, 2008, there were 1,679,828 shares of Company Common Stock remaining available for the grant of awards under the Company Incentive Plans. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. All shares of Company Common Stock are, and all shares of Company Common Stock which may be issued and outstanding immediately prior to the Effective Time as permitted under this Agreement shall be when issued, duly authorized, validly issued, fully paid and nonassessable shares of Company Common Stock and not subject to any preemptive rights.
     (b) The Company has no outstanding Voting Debt. Except as set forth in Section 3.3(b) of the Company Disclosure Letter, since January 22, 2008, the Company and its Subsidiaries have not issued, sold, granted or delivered, are not obligated to issue, sell, grant or deliver (or to cause to be issued, sold, granted or delivered), and are not a party to any Contract or other obligation to issue, sell, grant or deliver, any Equity Interest or Voting Debt of the Company or any of its Subsidiaries. Except as set forth in Section 3.3(b) of the Company Disclosure Letter, there are no outstanding or authorized (i) contractual or other obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Interest of the Company or any of its Subsidiaries or any such securities or agreements referred to in the prior sentence or (ii) voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries, except (with respect to foreign Company Subsidiaries only) repurchases, redemptions or acquisitions that would have an immaterial effect on the Company and its Subsidiaries, taken as a whole.
     Section 3.4 Subsidiaries.
     (a) Each Company Subsidiary is a corporation or other legal entity duly organized or constituted and validly existing under the Laws of its jurisdiction of incorporation, organization or formation. Each Company Subsidiary has all requisite corporate, limited liability company, partnership or other business power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted, except (with respect to foreign Company Subsidiaries only) as would have an immaterial effect on the Company and its Subsidiaries, taken as a whole. Each Company Subsidiary is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership or lease and operation of its property or the nature of its business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, do not constitute a Company Material Adverse Effect. All of the outstanding shares of capital stock of, or other Equity Interests in, each Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by the Company free and clear of all Liens, except for Liens granted under the Company Credit Agreement.
     (b) Section 3.4(b) of the Company Disclosure Letter sets forth all of the Company Subsidiaries. The Company’s U.S. Subsidiaries are not in violation of their respective Company Subsidiary Charter Documents. The Company has no Subsidiaries that are not U.S. Subsidiaries.
     Section 3.5 Compliance with Laws; Permits. Except for such matters that, individually or in the aggregate, do not constitute a Company Material Adverse Effect, and except for (x) matters relating to Taxes, which are treated exclusively in Section 3.10, and (y) matters relating to Company Benefit Plans, which are treated exclusively in Section 3.11 and (z) matters arising under Environmental, Health and Safety Laws, which are treated exclusively in Section 3.13:

     (a) Neither the Company nor any Company Subsidiary is in violation of any applicable Law relating to its business or the ownership or operation of any of its assets, and no Claim is pending or, to the knowledge of the Company, threatened with respect to any such matters;
     (b) The Company and each Company Subsidiary hold all permits, licenses, certifications, variations, exemptions, Orders, franchises, registrations, filings, approvals, authorizations or other required grant of operating authority required by any Governmental Authority necessary for the conduct of their respective businesses (the “Company Permits”). All Company Permits are in full force and effect and there exists no default thereunder or breach thereof, and the Company has no notice or knowledge that such Company Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Authority has given, or to the knowledge of the Company, threatened to give, notice of any action to terminate, cancel or reform any Company Permits; and
     (c) The Company and each Company Subsidiary possess all Company Permits required for the present ownership or lease, as the case may be, and operation of all Company Real Property, and there exists no default or breach with respect to, and no Person, including any Governmental Authority, has taken or, to the knowledge of the Company, threatened to take, any action to terminate, cancel or reform any such Company Permit pertaining to the Company Real Property.
     Section 3.6 No Violations; Consents.
     (a) The execution and delivery by the Company of this Agreement and the Related Documents, the performance of the Company’s obligations hereunder and thereunder and the consummation by the Company of the Merger and the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) violate any provisions of the Company Charter Documents, (ii) violate any provisions of the Company Subsidiary Charter Documents of any Company Subsidiary, (iii) violate, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, impair the Company’s rights under, alter the rights or obligations of third parties under, result in the termination of or in a right of termination or cancellation of, give rise to a right of purchase under, or accelerate the performance required by, any Company Material Contract, (iv) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or its Subsidiaries under any Company Material Contract, (v) result in any Company Material Contract being declared void, voidable, or without further binding effect, (vi) result in a detriment to the Company or any of its Subsidiaries (constituting a Material Adverse Effect) under the terms, conditions or provisions of any Contracts by which the Company or any of its Subsidiaries is bound or to which any of their properties is subject or (vii) assuming that the consents and approvals referred to in Section 3.6(b) are duly and timely made or obtained and that Company Proposal is approved by the requisite Company stockholders, contravene or constitute a violation of any provision of any applicable Law binding upon or applicable to the Company or any of its Subsidiaries, other than, in the cases of clauses (iii) through (vii), any such violations, breaches, defaults, impairments, alterations, terminations, cancellations, purchase rights, accelerations, Liens, voidings or detriments that, individually or in the aggregate, do not constitute a Company Material Adverse Effect.

     (b) Neither the execution and delivery by the Company of this Agreement or any Related Document nor the consummation by the Company of the Merger and the other transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, notice to or filing or registration with any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of other documents required to be filed as a result of the Merger with the relevant Governmental Authorities in the states and foreign jurisdictions in which Company or any Company Subsidiary is qualified to conduct business, (ii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and the filing and effectiveness of the Registration Statement, (iii) filings required under the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), including the filing of forms and other documents with the FTC and the Antitrust Division of the DOJ as required by the HSR Act (“Notification and Report Forms”), (iv) filings required under federal and state securities or “Blue Sky” Laws, applicable non-U.S. Laws or the rules of the Nasdaq or the NYSE or (v) any other applicable filings or notifications under the antitrust, competition or similar Laws of foreign jurisdictions ((i), (ii), (iii), (iv) and (v) collectively, the “Company Regulatory Filings”), except for any failures to obtain any such consent, approval or authorization or to make any such filing, notification or registration that, individually or in the aggregate, do not constitute a Company Material Adverse Effect.
     Section 3.7 SEC Documents.
     (a) The Company has filed with the SEC all documents required to be so filed by it since January 1, 2006 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, and has made available to Parent each registration statement, periodic or other report, proxy statement or information statement (other than preliminary materials) it has so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the “Company Reports”). As used in this Section 3.7, the term “file” shall include any reports on Form 8-K furnished to the SEC. As of its respective date or, if amended by a subsequent filing prior to the date hereof, on the date of such filing, each Company Report complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act. There are no outstanding or unresolved comments to any comment letters received by the Company from the SEC and, to the knowledge of the Company, none of the Company Reports is the subject of any ongoing review by the SEC. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (such consolidated balance sheets and consolidated statements of operations, cash flows and changes in stockholders’ equity, each including the notes and schedules thereto, the “Company Financial Statements”). The Company Financial Statements (i) complied as to form in all material respects with the published rules and regulations of the SEC and (ii) were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted in the Company Financial Statements or as permitted by Form 10-Q or Form 8-K.
     (b) The Company has not entered into or modified any loans or arrangements with its officers and directors in violation of Section 402 of SOX. The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of the Company as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. The management of the Company has completed its assessment of the effectiveness of the Company’s internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the year ended December 31, 2006, and such assessment concluded that such controls were effective. The Company has disclosed, based on the most recent evaluations by its chief executive officer and its chief financial officer, to the Company’s outside auditors and the audit committee of the Company Board (A) any significant deficiencies or material weaknesses (as such terms are defined in the Public Company Accounting Oversight Board’s Auditing Standard No. 2 or No. 5, as applicable) in the design or operation of internal controls over financial reporting and (B) any fraud, regardless of whether material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
     (c) Since January 1, 2006, to the knowledge of the Company, neither the Company nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or Claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries, including any complaint, allegation, assertion or Claim that the Company or any of its Subsidiaries has a material weakness (as such terms is defined in the Public Company Accounting Oversight Board’s Auditing Standard No. 2 or No. 5, as applicable), in its internal control over financial reporting.
     (d) The Company is in compliance in all material respects with all current listing and corporate governance requirements of Nasdaq and is in compliance in all material respects with all rules, regulations and requirements of SOX.
     Section 3.8 Litigation. There is no litigation, arbitration, mediation, action, suit, claim, proceeding or investigation, whether legal or administrative, pending against the Company or any of its Subsidiaries or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or any of their respective assets, properties or operations, at

Law or in equity, before or by any Governmental Authority or any Order of any Governmental Authority that, individually or in the aggregate, and taking into consideration the aggregate amounts reserved for any such matters in the Company’s consolidated balance sheet at September 30, 2007, constitutes a Company Material Adverse Effect.
     Section 3.9 Absence of Company Material Adverse Effect and Certain Other Changes. Since December 31, 2006, there has not been (a) any Company Material Adverse Effect, (b) any material change by the Company or any of its Subsidiaries, when taken as a whole, in any of their accounting methods, principles or practices or any of their Tax methods, practices or elections, (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock or other Equity Interest of the Company or any redemption, purchase or other acquisition of any of its Equity Interests, or (d) except in the ordinary course of business consistent with past practice, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan.
     Section 3.10 Taxes.
     (a) Except (x) as set forth in Section 3.10 of the Company Disclosure Letter, (y) as described in Company Reports or (z) for such matters that, individually or in the aggregate, do not constitute a Company Material Adverse Effect:
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     (i) The Acquired Companies have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by or on behalf of the Acquired Companies (including any Tax Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included the Acquired Companies) in the manner prescribed by applicable Law. All such Tax Returns are complete and correct. The Acquired Companies have timely paid (or the Company has paid on each Company Subsidiary’s behalf) all Taxes due and owing, and, in accordance with GAAP, the most recent Company Financial Statements contained in the Company Reports reflect a reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Acquired Companies for all Taxable periods and portions thereof through the date of such Company Financial Statements.
     (ii) No Tax Return of the Acquired Companies is under audit or examination by any Tax Authority, and no written or, to the knowledge of the Company, unwritten notice of such an audit or examination has been received by the Acquired Companies. Each material assessed deficiency resulting from any audit or examination relating to Taxes by any Tax Authority has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Acquired Companies.
     (iii) Since December 31, 2006, the Acquired Companies have not made or rescinded any material election relating to Taxes or settled or compromised any Claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any Taxes, or, except as may be required by applicable Law, made any change to any of their methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of their most recently filed federal Tax Returns.
     (iv) The Acquired Companies do not have any liability for any Tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other Tax Law, except for Taxes of the Acquired Companies and the affiliated group of which the Company is the common parent, within the meaning of Section 1504(a)(1) of the Internal Revenue Code or any similar provision of any other Tax Law.
     (v) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Tax Authority by or on behalf of the Acquired Companies.
     (vi) Except for statutory Liens for Taxes not yet due, no Liens for Taxes exist with respect to any assets or properties of the Acquired Companies.
     (vii) Except for any agreements or arrangements (A) with customers, vendors, lessors or similar persons entered into in the ordinary course of business or (B) among the Acquired Companies, no Acquired Company is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority).
     (viii) The Acquired Companies have complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Internal Revenue Code or similar provisions of any other Tax Law) and have, within the time and the manner prescribed by applicable Law, withheld from and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over under applicable Tax Law.
     (ix) No Acquired Company is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code.
     (x) No Acquired Company shall be required to include in a Taxable period ending after the Closing Date any item of income that accrued in a prior Taxable period but was not recognized in any prior Taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Internal Revenue Code or comparable provisions of any other Tax Law.
     (xi) No Acquired Company has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.
     (b) Since December 31, 2005, no Acquired Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Internal Revenue Code.

     Section 3.11 Employee Benefit Plans.
     (a) Section 3.11(a) of the Company Disclosure Letter contains a list of all the Company Benefit Plans. The Company has provided or made available to Parent true and complete copies of the Company Benefit Plans and, if applicable, all amendments thereto, the most recent trust agreements, the Forms 5500 for the prior three years, the most recent IRS determination or opinion letters, summary plan descriptions, any summaries of material modifications provided to participants since the most recent summary plan descriptions, material notices to participants, funding statements, annual reports and actuarial reports, if applicable, and all correspondence with any Governmental Authority for each Company Benefit Plan.
     (b) There has been no “reportable event,” as that term is defined in Section 4043 of ERISA, with respect to the Company Benefit Plans subject to Title IV of ERISA for which the 30-day reporting requirement has not been waived that, individually or in the aggregate with other reportable events, constitutes a Company Material Adverse Effect; to the extent applicable, the Company Benefit Plans comply in all material respects with the requirements of ERISA and the Internal Revenue Code or with the Laws and regulations of any applicable jurisdiction, and except as set forth in Section 3.11(b) of the Company Disclosure Letter, any Company Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service (the “IRS”) (or, if applicable, an opinion letter) and such letter has not been revoked; all required amendments since the issuance of such favorable determination letter from the IRS have been made and no amendments have been made which could reasonably be expected to result in the disqualification of any of such Company Benefit Plans; the Company Benefit Plans have been maintained and operated in compliance in all material respects with their terms; to the Company’s knowledge, there are no breaches of fiduciary duty in connection with the Company Benefit Plans for which the Company could be liable; there are no pending or, to the Company’s knowledge, threatened Claims against or otherwise involving any Company Benefit Plan that, individually or in the aggregate, constitute a Company Material Adverse Effect, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan for which the Company could be liable, that, individually or in the aggregate, constitutes a Company Material Adverse Effect; all material contributions required to be made as of the date hereof to the Company Benefit Plans have been made or have been properly accrued and are reflected in the Company Financial Statements as of the date thereof; neither the Company nor any of its Subsidiaries or ERISA Affiliates has any material liability, contingent or otherwise, under Title IV of ERISA; and with respect to the Company Benefit Plans or any “employee pension benefit plans,” as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA, there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, regardless of whether waived.
     (c) Neither the Company nor any of its Subsidiaries or ERISA Affiliates contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) any plan that is covered by Title IV of ERISA, (iii) any plan subject to Section 412 of the Internal Revenue Code or (iv) any plan funded by a “VEBA” within the meaning of Section 501(c)(9) of the Internal Revenue Code.

     (d) No Company Benefit Plan maintained by the Acquired Companies provides medical, surgical, hospitalization, death or similar benefits (regardless of whether insured) for employees or former employees of the Company or any Company Subsidiary for periods extending beyond their retirement or other termination of service other than coverage mandated by applicable Law.
     (e) All accrued material obligations of the Company and its Subsidiaries, whether arising by operation of Law, Contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under Company Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the Company Financial Statements as of the date thereof.
     (f) Section 3.11(f) of the Company Disclosure Letter sets forth an accurate and complete list of each Company Benefit Plan (and the particular circumstances described in this Section 3.11(f) relating to such Company Benefit Plan) under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of the Company or any of its Subsidiaries. As to each Company Benefit Plan, the Company or the applicable Company Subsidiary, as the case may be, has reserved the right to amend or terminate such plan without material liability to any Person except with respect to benefits accrued in the ordinary course prior to the date of such amendment or termination.
     (g) The Company has provided to Parent an estimate of all amounts paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property, or benefits, or otherwise) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) that were or will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.
     (h) Each Company Benefit Plan which is or reasonably could be determined to be an arrangement subject to Section 409A of the Internal Revenue Code has been operated in good faith compliance with Section 409A of the Internal Revenue Code since January 1, 2005 and has been, or may be, timely amended with the consent of the participant, if necessary, to comply in good faith with Section 409A of the Internal Revenue Code and any applicable guidance, whether proposed or final, issued by the IRS with respect thereto.
     (i) No Company Benefit Plan is a multiple employer plan as defined in Section 413(c) of the Internal Revenue Code.
     (j) No Company Benefit Plan that is not subject to ERISA has any material liabilities thereunder which are not otherwise fully funded, if applicable, or properly accrued and reflected under the Company Financial Statements as of the date thereof.
     (k) No Company Benefit Plan holds any “qualifying employer securities” or “qualifying employer real estate” within the meaning of ERISA.

     (l) No Company Benefit Plan is subject to the Laws of any jurisdiction outside the United States of America.
     (m) No Company Benefit Plan that is an employee pension benefit plan has been completely or partially terminated and no proceeding to terminate any such plan has been instituted or threatened. The market value of assets under each Company Benefit Plan that is an employee pension benefit plan (other than a multiemployer plan) equals or exceeds the present value of all vested and non-vested liabilities thereunder determined in accordance with the PBGC methods, factors and assumptions applicable to employee pension benefit plans determined as if terminating on the date hereof. None of the Company, any of its Subsidiaries or any ERISA Affiliate has incurred, and none of the Company, its Subsidiaries, ERISA Affiliates or their directors, officers and employees has any reason to expect that the Company, any of its Subsidiaries or any ERISA Affiliate will incur, any liability to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA or under the Internal Revenue Code with respect to any employee pension benefit plan. None of the Company, any of its Subsidiaries, or any ERISA Affiliate has incurred any liability on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of ERISA Sections 4205 and 4203, respectively) from any multiemployer plan, no such liability has been asserted, and there are no events or circumstances that could result in any such partial or complete withdrawal. None of the Company, any of its Subsidiaries or any ERISA Affiliate is bound by any Contract or agreement or has any liability described in ERISA Section 4204.
     Section 3.12 Labor Matters.
     (a) (i) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar Contract, agreement or understanding with a labor union or similar labor organization and (ii) to the Company’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.
     (b) Except for such matters that, individually or in the aggregate, do not constitute a Company Material Adverse Effect, (i) neither the Company nor any Company Subsidiary has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, Laws, ordinances, rules, regulations, Orders or directives with respect to the employment of individuals by, or the employment practices of, the Company or any Company Subsidiary, or the work conditions, terms and conditions of employment, wages or hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee related complaints against the Company or any Company Subsidiary pending or, to the knowledge of the Company threatened, before any Governmental Authority by or concerning the employees working in their respective businesses, and (iii) there is no labor dispute, strike, slowdown or work stoppage against the Company or any of its Subsidiaries or, to the Company’s knowledge, pending or threatened against the Company or any of its Subsidiaries.
     Section 3.13 Environmental Matters. Except for such matters that, individually or in the aggregate, do not constitute a Company Material Adverse Effect:

     (a) The Company and each Company Subsidiary has been and is in compliance with all applicable Environmental, Health and Safety Laws and possesses and is in compliance with any permits or licenses required under Environmental, Health and Safety Laws. To the knowledge of the Company, there are no past or present facts, conditions or circumstances that interfere with or preclude, or could interfere with or preclude if known to a Governmental Authority, the conduct of any of the Acquired Companies’ businesses as now conducted or which interfere with continued compliance with applicable Environmental, Health and Safety Laws.
     (b) No proceedings or known investigations of any Governmental Authority are pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries (or any other Person the obligations of which have been assumed by the Company or any Company Subsidiary) that allege the violation of or seek to impose liability pursuant to any Environmental, Health and Safety Laws, and, to the knowledge of the Company, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of the Company or its Subsidiaries, former) businesses, assets or properties of the Company or any Company Subsidiary (or any other Person the obligations of which have been assumed by the Company or any Company Subsidiary), including, but not limited to, any on-site or off-site disposal, release or spill of any Hazardous Materials, which constitute a material violation of Environmental, Health and Safety Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental, Health and Safety Laws, (ii) Claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief.
     (c) Neither the Company nor any of its Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental, Health and Safety Laws or (ii) entered into or become subject to any consent decree, Order or agreement with any Governmental Authority or other Persons pursuant to any Environmental, Health and Safety Laws or relating to the cleanup of any Hazardous Materials.
     Section 3.14 Intellectual Property. Except for such matters that, individually or in the aggregate, do not constitute a Company Material Adverse Effect, (a) the products, services and operations of the Company and its Subsidiaries do not infringe upon, violate or misappropriate the Intellectual Property of any Third Party, (b) the Company and its Subsidiaries own or possess valid licenses or other valid rights to use the Intellectual Property that the Company and its Subsidiaries use, exercise or exploit in, or that may be necessary or desirable for, their businesses as currently being conducted, free and clear of all Liens (other than Permitted Liens), and (c) to the knowledge of the Company, there is no infringement of any Intellectual Property owned by or licensed by or to the Company or any of its Subsidiaries. To the Company’s knowledge, there are no unauthorized uses, disclosures, infringements or misappropriations of any Intellectual Property of the Company or any Company Subsidiary by any Person, including, without limitation, any employee or independent contractor (present or former) of the Company or any Company Subsidiary, that, individually or in the aggregate, constitute a Company Material Adverse Effect.

     Section 3.15 Insurance. Except for such matters that, individually or in the aggregate, do not constitute a Company Material Adverse Effect:
     (a) The Company and its Subsidiaries maintain and will maintain through the Closing Date the insurance coverages summarized in Section 3.15(a) of the Company Disclosure Letter or replacement policies that are substantially similar to the policies replaced. In addition, there is no default with respect to any provision contained in any such policy or binder, and none of the Acquired Companies has failed to give any notice or present any claim under any such policy or binder in a timely fashion.
     (b) To the knowledge of the Company, no event relating specifically to the Company or its Subsidiaries (as opposed to events affecting the drilling service industry in general) has occurred that is reasonably likely, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. Neither the Company nor any of its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date hereof, and to the Company’s knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any current insurance policy of the Company or any Company Subsidiary.
     Section 3.16 No Brokers. Neither the Company nor any of its Subsidiaries has entered into any Contract with any Person that may result in the obligation of the Company, the Surviving Corporation, Merger Sub, Parent or any of their respective Subsidiaries to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained Johnson Rice & Company L.L.C. as its financial advisor, the fee and expense reimbursement arrangements with which have been disclosed in writing to Parent prior to the date hereof.
     Section 3.17 Opinion of Financial Advisor. The Company Board has received the opinion of Johnson Rice & Company L.L.C. to the effect that, as of the date of such opinion, the Merger Consideration to be received by the holders of Company Common Stock in the Merger (other than Parent, Merger Sub and their respective Subsidiaries and Affiliates) is fair, from a financial point of view, to such holders, and the Company will promptly deliver a copy of such opinion to Parent.
     Section 3.18 Parent Share Ownership. Neither the Company nor any of its Subsidiaries owns any shares of the capital stock of Parent or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of Parent.
     Section 3.19 Vote Required; Board of Director Approval. Under Delaware Law and the rules of the Nasdaq, the only vote of the holders of any class or series of Company Equity Interests necessary to approve the Company Proposal is the affirmative vote in favor of the Company Proposal by the holders of a majority of the issued and outstanding shares of Company Common Stock (the “Required Company Vote”). The Company Board has, by resolutions duly adopted by the directors present at a meeting of such board duly called and held and not subsequently rescinded or modified in any way, unanimously (a) determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of the Company and its stockholders, (b) approved this Agreement and the Merger and the other transactions contemplated hereby, (c) directed that this Agreement be submitted for adoption by the stockholders of the Company and (d) recommended that the stockholders of the Company adopt this Agreement. Notwithstanding the foregoing, any change in or modification or revocation of the recommendation to the Company’s stockholders of this Agreement by the Company Board in accordance with the terms of this Agreement shall not constitute a breach of the representation set forth in clause (d) of this Section 3.19.
     Section 3.20 Ownership and Condition of Drilling Rigs.
     (a) As of the date hereof, the Company or a Company Subsidiary has good and marketable title to the drilling rigs listed in Section 3.20(a) of the Company Disclosure Letter, other than defects or irregularities of title that do not materially impair the ownership or operation of such rigs and in each case free and clear of all Liens, except for Permitted Liens, Liens securing the Company Credit Agreement or Liens that do not constitute a Company Material Adverse Effect. No such rig is leased under an operating lease from a lessor that, to the Company’s knowledge, has incurred non-recourse Indebtedness to finance the acquisition or construction of such rig.
     (b) Except for such matters that, individually or in the aggregate, have not had or caused and would not be reasonably expected to have or cause a Company Material Adverse Effect, and except for drilling rigs that are warm-stacked, cold-stacked, undergoing refurbishment, repair or maintenance or enroute to a location for refurbishment, repair or maintenance, with respect to each drilling rig owned or operated by the Acquired Companies, (i) an Acquired Company holds all necessary licenses, certificates and permits required for the operation of such rig or, if such rig is not working, required for its most recently completed customer work, and (ii) such rig is in satisfactory operating condition, subject to normal maintenance and repair requirements and normal wear and tear.
     (c) The appraisal of the Company’s drilling rigs by Hadco International, dated June 11, 2007, a copy of which has been delivered to Parent prior to the date hereof, is true and correct in all material respects.
     Section 3.21 Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, regardless of whether fixed, accrued, contingent or otherwise, except liabilities and obligations that (a) are fully reflected or reserved against in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2007, (b) liabilities and obligations arising under this Agreement and the transaction contemplated by this Agreement and (c) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2007, which liabilities and obligations, individually or in the aggregate, do not constitute a Company Material Adverse Effect.

     Section 3.22 Certain Contracts.
     (a) Section 3.22(a) of the Company Disclosure Letter contains a list of all of the following Contracts (other than those set forth on an exhibit index in the Company Reports filed prior to the date of this Agreement) to which the Company or any Company Subsidiary is a party or by which any of them is bound (other than this Agreement or any Related Document): (i) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any portion of their respective businesses are conducted; (ii) any hedging agreements by which any of the assets of the Company or any Company Subsidiary are bound, in an aggregate amount in excess of $1.0 million; (iii) any Contract granting any Person registration or other purchase or sale rights with respect to any Equity Interest in the Company or any Company Subsidiary; (iv) any voting agreement relating to any Equity Interest of the Company or any Company Subsidiary; (v) any Contract outside the ordinary course to which the Company or any Company Subsidiary is a party that entitles the other party or parties thereto to receive the benefits thereof without incurring the obligation to pay for same within sixty days after services are provided; (vi) any Contract outside the ordinary course between the Company or any Company Subsidiary and any current or former Affiliate of the Company; (vii) any drilling rig construction or conversion Contract with respect to which the drilling rig has not been delivered and paid for; (viii) any drilling Contracts of one year or greater in remaining duration; (ix) any Contract or agreement for the borrowing of money with a borrowing capacity or outstanding Indebtedness of $2.0 million or more; or (x) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (all Contracts of the types described in clauses (i) through (x), regardless of whether listed in Section 3.22(a) of the Company Disclosure Letter and regardless of whether in effect as of the date of this Agreement, being referred to herein as “Company Material Contracts”).
     (b) Each of the Company Material Contracts is, to the knowledge of the Company, in full force and effect. Except for such matters that, individually or in the aggregate, do not constitute a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries knows of, or has received written notice of, any breach or violation of, or default under (nor, to the knowledge of the Company and its Subsidiaries, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under), any Company Material Contract, or has received written notice of the desire of the other party or parties to any such Company Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Contract or exercise remedies thereunder.
     Section 3.23 State Takeover Statutes. The Company has, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by Parent and Merger Sub with their respective obligations hereunder and the accuracy of the representations and warranties made by Parent and Merger Sub herein, the restrictions on business combinations and voting requirements set forth in Section 203 of the DGCL would not apply to this Agreement, the Merger, and the transactions contemplated hereby, and no other “business combination,” “moratorium,” “fair price,” “control share acquisition” or other state antitakeover statute or regulation, nor any takeover-related provision in the Company Charter Documents, would apply to this Agreement, any Related Document or the Merger.

     Section 3.24 Improper Payments. No funds, assets or properties of the Company or its Affiliates have been used or offered for illegal purposes. No accumulation or use of any funds, assets or properties of the Company or its Affiliates has been made without being properly accounted for in the financial books and records of the Company or its Affiliates. All payments by or on behalf of the Company or its Affiliates have been duly and properly recorded and accounted for in their financial books and records and such books and records accurately and fairly reflect all transactions and dispositions of the assets of the Company and its Affiliates. The Company has devised and maintained systems that provide reasonable assurances that transactions are and have been executed in accordance with management’s general or specific authorization. Neither the Company nor any of its Affiliates, nor any director, officer, agent, employee or other Person associated with or acting on behalf of the Company or its Affiliates, has (a) used any corporate funds for any unlawful contribution, gift, entertainment or payment of anything of value relating to political activity, (b) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing or (c) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of the Company’s or its Affiliates’ businesses. In addition, none of the Company, any of its Affiliates or any agent of any of them has received any bribes, kickbacks or other improper payments from vendors, suppliers or other Persons. The Company has no knowledge that any payment made to a Person would be or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.
     Section 3.26 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby.
Article 4
Representations and Warranties of Parent and Merger Sub
     As an inducement for the Company to enter into this Agreement, Parent and Merger Sub hereby jointly and severally make the following representations and warranties to the Company; provided, however, that such representation and warranties shall be subject to and qualified by (a) the disclosure schedule delivered by Parent to the Company as of the date hereof (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein) (the “Parent Disclosure Letter”) (it being understood that (i) the disclosure of any fact or item in any section of the Parent Disclosure Letter shall, should the existence of such fact or item be relevant to any other section, be deemed to be disclosed with respect to that other section to the extent that such disclosure is made in a manner that makes its relevance to the other section reasonably apparent and (ii) the disclosure of any matter or item in the Parent Disclosure Letter shall not be deemed to constitute an acknowledgment that such matter or item is required to be disclosed therein or is material to a representation or warranty set forth in this Agreement and shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Parent Material Adverse Effect” or any word or phrase of similar import and does not mean that such matter or item, alone or together with any other matter or item, would constitute a Parent Material Adverse Effect) or (b) information contained in the Parent Reports (excluding any exhibits thereto) filed with the SEC prior to the date hereof (but only to the extent that such disclosure on its face appears to constitute information that could reasonably be deemed a qualification or exception to the following representations and warranties):
     Section 4.1 Corporate Existence; Good Standing; Corporate Authority. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Merger Sub is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Parent and Merger Sub are duly qualified to conduct business and are in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership, operation or lease of their respective properties or the nature of their respective businesses requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, do not constitute a Parent Material Adverse Effect. Parent and Merger Sub have all requisite corporate power and authority to own or lease and operate their respective properties and assets and to carry on their respective businesses as they are currently being conducted. Parent has delivered to the Company true, accurate and complete copies of (a) the Amended and Restated Certificate of Incorporation (including any and all Certificates of Designations) and the Amended and Restated By-laws of Parent, each as amended to date (the “Parent Charter Documents”), and (b) the certificate of incorporation and bylaws of Merger Sub, each as amended to date (the “Merger Sub Charter Documents”), and each Parent Charter Document and Merger Sub Charter Document is in full force and effect, has not been amended or modified and has not been terminated, superseded or revoked. Parent and Merger Sub are not in violation of the Parent Charter Documents or Merger Sub Charter Documents, as applicable.
     Section 4.2 Authorization, Validity and Effect of Agreements.
     (a) Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and the Related Documents to which they are, or will become, a party, to perform their respective obligations hereunder and thereunder and to consummate the Merger and all other transactions contemplated hereunder and thereunder, subject to the adoption of the Parent Proposal by Parent’s stockholders and the adoption of this Agreement by Parent as the sole stockholder of Merger Sub. The execution, delivery and performance of this Agreement and the Related Documents and the consummation of the Merger and the other transactions contemplated hereunder and thereunder have been duly authorized by all requisite corporate action on behalf of Parent and Merger Sub, and no other corporate proceedings by Parent and Merger Sub are necessary to authorize the execution and delivery of this Agreement or the Related Documents or to consummate the Merger and the other transactions contemplated hereunder or under the Related Documents, except for the approval of the Parent Proposal by Parent’s stockholders, the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, the filing of the Certificate of Merger pursuant to the DGCL and the Governmental Authority applications and approvals described in Section 5.8.
     (b) This Agreement and each of the Related Documents to which Parent and/or Merger Sub is a party have been or will be duly executed and delivered by Parent and/or Merger Sub and, assuming the due authorization, execution and delivery hereof and thereof by the

Company to the extent the Company is a party hereof and thereof, constitute or will constitute the valid and legally binding obligations of Parent and/or Merger Sub, enforceable against Parent and/or Merger Sub in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other Laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law).
     Section 4.3 Capitalization.
     (a) The authorized capital stock of Parent consists of 100,000,000 shares of Parent Common Stock and 10,000,000 shares of Parent Preferred Stock. As of the close of business on January 22, 2008, there were 35,116,035 issued and outstanding shares of Parent Common Stock, no shares of Parent Common Stock held by Parent in its treasury and no issued and outstanding shares of Parent Preferred Stock. As of January 22, 2008, 1,696,763 shares of Parent Common Stock were reserved for future issuance pursuant to outstanding Parent stock options or restricted stock awards under the Parent Incentive Plans. As of January 22, 2008, there were 527,131 shares of Parent Common Stock remaining available for the grant of awards under the Parent Incentive Plans. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent. All shares of Parent Common Stock are, and all shares of Parent Common Stock which may be issued and outstanding immediately prior to the Effective Time as permitted under this Agreement shall be when issued, duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock and not subject to any preemptive rights. All shares of Parent Common Stock constituting Parent Stock Consideration will be, upon issuance, duly authorized and validly issued, fully paid and non assessable and not subject to any preemptive rights.
     (b) Parent has no Voting Debt. As of the date of this Agreement, except as set forth in Section 4.3 of the Parent Disclosure Letter, since January 22, 2008, Parent and its Subsidiaries have not issued, sold, granted or delivered, are not obligated to issue, sell, grant or deliver (or to cause to be issued, sold, granted or delivered), and are not a party to any Contract or other obligation to issue, sell, grant or deliver, any Equity Interest or Voting Debt of Parent or any of its Subsidiaries.
     (c) Parent directly or indirectly owns 100% of the outstanding Equity Interests of Merger Sub. All of the outstanding Equity Interests of Merger Sub are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by Parent free and clear of all Liens.
     Section 4.4 Subsidiaries.
     (a) Each Parent Subsidiary is a corporation or other legal entity duly organized or constituted and validly existing under the Laws of its jurisdiction of incorporation, organization or formation. Each Parent Subsidiary has all requisite corporate, limited liability company, partnership or other business power and authority to own or lease and operate its properties and assets and to carry on its business as currently conducted, except (with respect to foreign Parent Subsidiaries only) as would have an immaterial effect on Parent and its Subsidiaries, taken as a whole. Each Parent Subsidiary is duly qualified to conduct business and is in good standing (to the extent such concept exists in the relevant jurisdiction) in each jurisdiction in which the ownership or lease and operation of its property or the nature of its business requires such qualification, except for jurisdictions in which any failures to be so qualified or to be in good standing, individually or in the aggregate, do not constitute a Parent Material Adverse Effect. All of the outstanding shares of capital stock of, or other Equity Interests in, each Parent Subsidiary are duly authorized, validly issued, fully paid and nonassessable and are owned, directly or indirectly, by Parent (except for Equity Interest representing an immaterial ownership required under the Laws of any foreign jurisdiction to be owned by others) free and clear of all Liens except for Liens granted under the Parent Credit Agreement.
     (b) Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Effective Time, will not have engaged in any activities other than in connection with the transactions contemplated by this Agreement. Merger Sub has not conducted any business prior to the date of this Agreement and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any kind other than those incident to its formation and pursuant to this Agreement and the transactions contemplated hereunder. Merger Sub is and shall be at the Effective Time a disregarded entity for federal income tax purposes in accordance with Treasury Regulation §301.7701-3(b)(1) of the Internal Revenue Code.
     (c) Except as set forth in Section 4.4(c) of the Parent Disclosure Letter, Exhibit 21.1 to Parent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 sets forth all of the Parent Subsidiaries. Parent’s U.S. Subsidiaries are not in violation of their respective Parent Subsidiary Charter Documents, and Parent’s non-U.S. Subsidiaries are not in material violation of their respective Parent Subsidiary Charter Documents.
     Section 4.5 Compliance with Laws; Permits. Except for such matters that, individually or in the aggregate, do not constitute a Parent Material Adverse Effect, and except for (x) matters relating to Taxes, which are treated exclusively in Section 4.10, (y) matters relating to Parent Benefit Plans, which are treated exclusively in Section 4.11 and (z) matters arising under Environmental, Health and Safety Laws, which are treated exclusively in Section 4.13:
     (a) Neither Parent nor any Parent Subsidiary is in violation of any applicable Law relating to its business or the ownership or operation of any of its assets, and no Claim is pending or, to the knowledge of Parent, threatened with respect to any such matters;
     (b) Parent and each Parent Subsidiary hold all permits, licenses, certifications, variations, exemptions, Orders, franchises, registrations, filings, approvals, authorizations or other required grant of operating authority required by any Governmental Authority necessary for the conduct of their respective businesses (the “Parent Permits”). All Parent Permits are in full force and effect and there exists no default thereunder or breach thereof, and Parent has no notice or knowledge that such Parent Permits will not be renewed in the ordinary course after the Effective Time. No Governmental Authority has given, or to the knowledge of Parent, threatened to give, notice of any action to terminate, cancel or reform any Parent Permits;

     (c) Parent and each Parent Subsidiary possess all Parent Permits required for the present ownership or lease, as the case may be, and operation of all Parent Real Property, and there exists no default or breach with respect to, and no Person, including any Governmental Authority, has taken or, to the knowledge of Parent, threatened to take, any action to terminate, cancel or reform any such Parent Permit pertaining to the Parent Real Property.
     Section 4.6 No Violations; Consents.
     (a) The execution and delivery by Parent and Merger Sub of this Agreement and the Related Documents, the performance of their respective obligations hereunder and thereunder and the consummation by them of the Merger and the other transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) violate any provisions of the Parent Charter Documents or Merger Sub Charter Documents, (ii) violate any provisions of the Parent Subsidiary Charter Documents of any U.S. Parent Subsidiary, (iii) result in a material violation of any provisions of the Parent Subsidiary Charter Documents of any non-U.S. Parent Subsidiary, (iv) except as set forth in Section 4.6(a) of the Parent Disclosure Letter, violate, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, impair Parent’s or Merger Sub’s rights under, alter the rights or obligations of third parties under, result in the termination or in a right of termination or cancellation of, give rise to a right of purchase under, or accelerate the performance required by, any Parent Material Contract, (v) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or its Subsidiaries under any Parent Material Contract, (vi) except as set forth in Section 4.6(a) of the Parent Disclosure Letter, result in any Parent Material Contract being declared void, voidable, or without further binding effect, (vii) result in a detriment to Parent or any of its Subsidiaries (constituting a Parent Material Adverse Effect) under the terms, conditions or provisions of any Contract by which Parent or any of its Subsidiaries is bound or to which any of their properties is subject or (viii) (assuming that the consents and approvals referred to in Section 4.6(b) are duly and timely made or obtained and that the Parent Proposal is approved by the requisite Parent stockholders), constitute a violation of any provision of any applicable Law binding upon or applicable to Parent or any of its Subsidiaries, other than, in the cases of clauses (iv) through (viii), any such violations, breaches, defaults, impairments, alterations, terminations, cancellations, purchase rights, accelerations, Liens, voidings or detriments that, individually or in the aggregate, , do not constitute a Parent Material Adverse Effect.
     (b) Neither the execution and delivery by Parent and Merger Sub of this Agreement or any Related Document nor the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, notice to or filing or registration with any Governmental Authority, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and the filing of other documents required to be filed as a result of the Merger with the relevant Governmental Authorities in the states and foreign jurisdictions in which Parent, Merger Sub or any Parent Subsidiary is qualified to conduct business, (ii) the filing of the Proxy Statement/Prospectus with the SEC in accordance with the Exchange Act and the filing and effectiveness of the Registration Statement, (iii) filings required under the HSR Act, including the filing of Notification and Report Forms with the FTC and the Antitrust Division of the DOJ as required by the HSR Act, (iv) filings required under federal and state securities or “Blue Sky” Laws, applicable non-U.S. Laws or the rules of the NYSE, and (v) any other applicable filings or notifications under the antitrust, competition or similar Laws of foreign jurisdictions ((i), (ii), (iii), (iv) and (v) collectively, the “Parent Regulatory Filings”), except for any failures to obtain any such consent, approval or authorization or to make any such filing, notification or registration that, individually or in the aggregate, do not constitute a Parent Material Adverse Effect.
     Section 4.7 SEC Documents.
     (a) Parent has filed with the SEC all documents required to be so filed by it since January 1, 2006 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, and has made available to Parent each registration statement, periodic or other report, proxy statement or information statement (other than preliminary materials) it has so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the “Parent Reports”). As used in this Section 4.7, the term “file” shall include any reports on Form 8-K furnished to the SEC. As of its respective date, or, if amended by a subsequent filing prior to the date hereof, on the date of such filing, each Parent Report complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations thereunder, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the Parent Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act. There are no outstanding or unresolved comments to any comment letters received by the Parent from the SEC and, to the knowledge of Parent, none of the Parent Reports is the subject of any ongoing review by the SEC. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders’ equity, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (such consolidated balance sheets and consolidated statements of operations, cash flows and changes in stockholders’ equity, each including the notes and schedules thereto, the “Parent Financial Statements”). The Parent Financial Statements (i) complied as to form in all material respects with the published rules and regulations of the SEC and (ii) were prepared in accordance with GAAP consistently applied during the periods involved, except as may be noted in the Parent Financial Statements or as permitted by Form 10-Q or Form 8-K.
     (b) Parent has not entered into or modified any loans or arrangements with its officers and directors in violation of Section 402 of SOX. Parent has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. Parent’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports that it files under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the management of Parent as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of SOX. The management of Parent has completed its assessment of the effectiveness of Parent’s internal controls over financial reporting in compliance with the requirements of Section 404 of SOX for the year ended December 31, 2006, and such assessment concluded that such controls were effective. Parent has disclosed, based on the most recent evaluations by its chief executive officer and its chief financial officer, to Parent’s outside auditors and the audit committee of the Parent Board (A) all significant deficiencies or material weaknesses (as such terms are defined in the Public Company Accounting Oversight Board’s Auditing Standard No. 2 or No. 5, as applicable) in the design or operation of internal controls over financial reporting and (B) any fraud, regardless of whether material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting.
     (c) Since January 1, 2006, to the knowledge of Parent, neither Parent nor any of its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Parent or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or Claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any of its Subsidiaries, including any material complaint, allegation, assertion or Claim that Parent or any of its Subsidiaries has a material weakness (as such term is defined in the Public Company Accounting Oversight Board’s Auditing Standard No. 2 or No. 5, as applicable), in its internal control over financial reporting.
     (d) Parent is in compliance in all material respects with all current listing and corporate governance requirements of the NYSE and is in compliance in all material respects with all rules, regulations and requirements of SOX.
     Section 4.8 Litigation. There is no litigation, arbitration, mediation, action, suit, claim, proceeding or investigation, whether legal or administrative, pending against Parent or any of its Subsidiaries or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries or any of their respective assets, properties or operations, at Law or in equity, before or by any Governmental Authority or any Order of any Governmental Authority that, individually or in the aggregate, and taking into consideration the aggregate amounts reserved for any such matters in Parent’s consolidated balance sheet at September 30, 2007, constitutes a Parent Material Adverse Effect.
     Section 4.9 Absence of Certain Changes. Since December 31, 2006, there has not been (a) any Parent Material Adverse Effect, (b) any material change by Parent or any of its Subsidiaries, when taken as a whole, in any of their accounting methods, principles or practices or any of their Tax methods, practices or elections, (c) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock or other Equity Interest of Parent or any redemption, purchase or other acquisition of any of its Equity Interests, or (d) except in the ordinary course of business consistent with past practice, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan.

     Section 4.10 Taxes.
     (a) Except (x) as set forth in Section 4.10 of the Parent Disclosure Letter, (y) as described in the Parent Reports or (z) for such matters that, individually or in the aggregate, do not constitute a Parent Material Adverse Effect:
     (i) The Parent Companies have timely filed, or have caused to be timely filed on their behalf, all Tax Returns required to be filed by or on behalf of the Parent Companies (including any Tax Return required to be filed by an affiliated, consolidated, combined, unitary or similar group that included the Parent Companies) in the manner prescribed by applicable Law. All such Tax Returns are complete and correct. The Parent Companies have timely paid (or Parent has paid on each Parent Subsidiary’s behalf) all Taxes due and owing, and, in accordance with GAAP, the most recent Parent Financial Statements contained in the Parent Reports reflect a reserve (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) for all Taxes payable by the Parent Companies for all Taxable periods and portions thereof through the date of such.
     (ii) No Tax Return of the Parent Companies is under audit or examination by any Tax Authority, and no written or, to the knowledge of Parent, unwritten notice of such an audit or examination has been received by the Parent Companies. Each material assessed deficiency resulting from any audit or examination relating to Taxes by any Tax Authority has been timely paid and there is no assessed deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Parent Companies.
     (iii) Since December 31, 2006, the Parent Companies have not made or rescinded any material election relating to Taxes or settled or compromised any Claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any Taxes, or, except as may be required by applicable Law, made any change to any of their methods of reporting income or deductions for federal income Tax purposes from those employed in the preparation of their most recently filed federal Tax Returns.
     (iv) The Parent Companies do not have any liability for any Tax under Treasury Regulation Section 1.1502-6 or any similar provision of any other Tax Law, except for Taxes of the Parent Companies and the affiliated group of which Parent is the common parent, within the meaning of Section 1504(a)(1) of the Internal Revenue Code or any similar provision of any other Tax Law.
     (v) There is no agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes and no power of attorney with respect to any such Taxes has been executed or filed with any Tax Authority by or on behalf of the Parent Companies.
     (vi) Except for statutory Liens for Taxes not yet due, no Liens for Taxes exist with respect to any assets or properties of the Parent Companies.

     (vii) Except for any agreements or arrangements (A) with customers, vendors, lessors or similar persons entered into in the ordinary course of business or (B) among the Parent Companies, no Parent Company is a party to or bound by any Tax sharing agreement, Tax indemnity obligation or agreement or arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Tax Authority).
     (viii) The Parent Companies have complied with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442 and 3402 of the Internal Revenue Code or similar provisions of any other Tax Law) and have, within the time and the manner prescribed by applicable Tax Law, withheld from and paid over to the proper Tax Authorities all amounts required to be so withheld and paid over under applicable Tax Law.
     (ix) No Parent Company is or has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Internal Revenue Code.
     (x) No Parent Company shall be required to include in a Taxable period ending after the Closing Date any item of income that accrued in a prior Taxable period but was not recognized in any prior Taxable period as a result of the installment method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Internal Revenue Code or comparable provisions of any other Tax Law.
     (xi) No Parent Company has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4.
     (b) Since December 31, 2005, no Parent Company has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Internal Revenue Code.
     Section 4.11 Employee Benefit Plans.
     (a) Section 4.11(a) of the Parent Disclosure Letter contains a list of all the Parent Benefit Plans. Parent has provided or made available to the Company true and complete copies of the Parent Benefit Plans and, if applicable, all amendments thereto, the most recent trust agreements, the Forms 5500 for the prior three years (except as set forth on Section 4.11(a) of the Parent Disclosure Letter), the most recent IRS determination or opinion letters, summary plan descriptions, any summaries of material modifications provided to participants since the most recent summary plan descriptions, material notices to participants, funding statements, annual reports and actuarial reports, if applicable, and all correspondence with any Governmental Authority for each Parent Benefit Plan.
     (b) There has been no “reportable event,” as that term is defined in Section 4043 of ERISA, with respect to the Parent Benefit Plans subject to Title IV of ERISA for which the 30-day reporting requirement has not been waived that, individually or in the aggregate with other reportable events, constitutes a Parent Material Adverse Effect; to the extent applicable, the Parent Benefit Plans comply in all material respects with the requirements of ERISA and the

Internal Revenue Code or with the Laws and regulations of any applicable jurisdiction, and except as set forth in Section 4.11(b) of the Parent Disclosure Letter, any Parent Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS (or, if applicable, an opinion letter) and such letter has not been revoked; all required amendments since the issuance of such favorable determination letter from the IRS have been made and no amendments have been made which could reasonably be expected to result in the disqualification of any of such Parent Benefit Plans; the Parent Benefit Plans have been maintained and operated in compliance in all material respects with their terms; to Parent’s knowledge, there are no breaches of fiduciary duty in connection with the Parent Benefit Plans for which Parent could be liable; there are no pending or, to Parent’s knowledge, threatened Claims against or otherwise involving any Parent Benefit Plan that, individually or in the aggregate, constitute a Parent Material Adverse Effect, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Parent Benefit Plan activities) has been brought against or with respect to any such Parent Benefit Plan for which Parent could be liable that, individually or in the aggregate, constitutes a Parent Material Adverse Effect; all material contributions required to be made as of the date hereof to the Parent Benefit Plans have been made or have been properly accrued and are reflected in the Parent Financial Statements as of the date thereof; neither Parent nor any of its Subsidiaries or ERISA Affiliates has any material liability, contingent or otherwise, under Title IV of ERISA; and with respect to the Parent Benefit Plans or any “employee pension benefit plans,” as defined in Section 3(2) of ERISA, that are subject to Title IV of ERISA, there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, regardless of whether waived.
     (c) Neither Parent nor any of its Subsidiaries or ERISA Affiliates contributes to, or has an obligation to contribute to, and has not within six years prior to the Effective Time contributed to, or had an obligation to contribute to, (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (ii) any plan that is covered by Title IV of ERISA, (iii) any plan subject to Section 412 of the Internal Revenue Code or (iv) any plan funded by a “VEBA” within the meaning of Section 501(c)(9) of the Internal Revenue Code.
     (d) No Parent Benefit Plan maintained by the Parent Companies provides medical, surgical, hospitalization, death or similar benefits (regardless of whether insured) for employees or former employees of Parent or any Parent Subsidiary for periods extending beyond their retirement or other termination of service other than coverage mandated by applicable Law.
     (e) All accrued material obligations of Parent and its Subsidiaries, whether arising by operation of Law, Contract, or past custom, for compensation and benefits, including, but not limited to, bonuses and accrued vacation, and benefits under Parent Benefit Plans, have been paid or adequate accruals for such obligations are reflected on the Parent Financial Statements as of the date thereof.
     (f) Section 4.11(f) of the Parent Disclosure Letter sets forth an accurate and complete list of each Parent Benefit Plan (and the particular circumstances described in this Section 4.11(f) relating to such Parent Benefit Plan) under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event, such as termination of employment), result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Parent or any of its Subsidiaries. As to each Parent Benefit Plan, Parent or the applicable Parent Subsidiary, as the case may be, has reserved the right to amend or terminate such plan without material liability to any Person except with respect to benefits accrued in the ordinary course prior to the date of such amendment or termination.
     (g) Parent has provided to the Company an estimate of all amounts paid or payable (whether in cash, in property, or in the form of benefits, accelerated cash, property, or benefits, or otherwise) in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) that were or will be an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code.
     (h) Each Parent Benefit Plan which is or reasonably could be determined to be an arrangement subject to Section 409A of the Internal Revenue Code has been operated in good faith compliance with Section 409A of the Internal Revenue Code since January 1, 2005 and has been, or may be, timely amended with the consent of the participant, if necessary, to comply in good faith with Section 409A of the Internal Revenue Code and any applicable guidance, whether proposed or final, issued by the IRS with respect thereto.
     (i) No Parent Benefit Plan is a multiple employer plan as defined in Section 413(c) of the Internal Revenue Code.
     (j) No Parent Benefit Plan that is not subject to ERISA has any material liabilities thereunder which are not otherwise fully funded, if applicable, or properly accrued and reflected under the Parent Financial Statements as of the date thereof.
     (k) No Parent Benefit Plan holds any “qualifying employer securities” or “qualifying employer real estate” within the meaning of ERISA.
     (l) With respect to all Parent International Plans, (i) to Parent’s knowledge, the International Plans have been maintained in all material respects in accordance with all applicable Laws, (ii) if intended to qualify for special Tax treatment, the International Plans meet the requirements for such treatment in all material respects, (iii) if intended to be funded and/or book-reserved, the International Plans are fully funded and/or book-reserved based upon reasonable actuarial assumptions, and (iv) no liability which could be material to Parent and its Subsidiaries, taken as a whole, exists or reasonably could be imposed upon the assets of Parent or any of its Subsidiaries by reason of such International Plans, other than to the extent reflected on the Company’s balance sheet as contained in Parent’s Form 10-K for the year ended December 31, 2006.
     (m) Except as disclosed in Section 4.11(m) of the Parent Disclosure Letter with respect to each Parent Benefit Plan that is an employee pension benefit plan, no such Parent Benefit Plan has been completely or partially terminated and no proceeding to terminate any such plan has been instituted or threatened. With respect to any such Parent Benefit Plan that has been terminated, all plan distributions have been made, there are no outstanding liabilities and none of the plan, Parent, its Subsidiaries or any ERISA Affiliate has or could have any liability with respect thereto. The market value of assets under each Parent Benefit Plan that is an employee pension benefit plan (other than a multiemployer plan) equals or exceeds the present value of all vested and non-vested liabilities thereunder determined in accordance with the PBGC methods, factors and assumptions applicable to employee pension benefit plans determined as if terminating on the date hereof. None of Parent, any of its Subsidiaries or any ERISA Affiliate has incurred, and none of Parent, its Subsidiaries, ERISA Affiliates or their directors, officers and employees has any reason to expect that Parent, any of its Subsidiaries or any ERISA Affiliate will incur, any liability to the PBGC (other than with respect to PBGC premium payments not yet due) or otherwise under Title IV of ERISA or under the Internal Revenue Code with respect to any employee pension benefit plan. None of Parent, any of its Subsidiaries, or any ERISA Affiliate has incurred any liability on account of a “partial withdrawal” or a “complete withdrawal” (within the meaning of ERISA Sections 4205 and 4203, respectively) from any multiemployer plan, no such liability has been asserted, and there are no events or circumstances that could result in any such partial or complete withdrawal. None of Parent, any of its Subsidiaries, or any ERISA Affiliate is bound by any Contract or agreement or has any liability described in ERISA Section 4204.
     Section 4.12 Labor Matters.
     (a) As of the date of this Agreement, (i) neither Parent nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or similar Contract, agreement or understanding with a labor union or similar labor organization and (ii) to Parent’s knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened.
     (b) Except for such matters that, individually or in the aggregate, do not constitute a Parent Material Adverse Effect, (i) neither Parent nor any Parent Subsidiary has received any written complaint of any unfair labor practice or other unlawful employment practice or any written notice of any material violation of any federal, state or local statutes, Laws, ordinances, rules, regulations, Orders or directives with respect to the employment of individuals by, or the employment practices of, Parent or any Parent Subsidiary or the work conditions, terms and conditions of employment, wages or hours of their respective businesses, (ii) there are no unfair labor practice charges or other employee related complaints against Parent or any Parent Subsidiary pending or, to the knowledge of Parent, threatened, before any Governmental Authority by or concerning the employees working in their respective businesses and (iii) there is no labor dispute, strike, slowdown or work stoppage against Parent or any of its Subsidiaries or, to the knowledge of Parent, pending or threatened against Parent or any of its Subsidiaries.
     Section 4.13 Environmental Matters. Except for such matters that, individually or in the aggregate, do not constitute a Parent Material Adverse Effect:
     (a) Parent and each Parent Subsidiary has been and is in compliance with all applicable Environmental, Health and Safety Laws and possesses and is in compliance with any permits or licenses required under Environmental, Health and Safety Laws. To the knowledge of Parent, there are no past or present facts, conditions or circumstances that interfere with or preclude, or could interfere with or preclude if known to a Governmental Authority, the conduct of any of the Parent Companies’ businesses as now conducted or which interfere with continued compliance with applicable Environmental, Health and Safety Laws.
     (b) No proceedings or known investigations of any Governmental Authority are pending or, to the knowledge of Parent, threatened against Parent or its Subsidiaries (or any other Person the obligations of which have been assumed by Parent or any Parent Subsidiary) that allege the violation of or seek to impose liability pursuant to any Environmental, Health and Safety Laws, and, to the knowledge of Parent, there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of Parent or its Subsidiaries, former) businesses, assets or properties of Parent or any Parent Subsidiary (or any other Person the obligations of which have been assumed by Parent or any Parent Subsidiary), including, but not limited to, any on-site or off-site disposal, release or spill of any Hazardous Materials, which constitute a material violation of Environmental, Health and Safety Laws or are reasonably likely to give rise to (i) costs, expenses, liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental, Health and Safety Laws, (ii) Claims arising for personal injury, property damage or damage to natural resources, or (iii) fines, penalties or injunctive relief.
     (c) Neither Parent nor any of its Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental, Health and Safety Laws or (ii) entered into or become subject to any consent decree, Order or agreement with any Governmental Authority or other Persons pursuant to any Environmental, Health and Safety Laws or relating to the cleanup of any Hazardous Materials.
     Section 4.14 Intellectual Property. Except for such matters that, individually or in the aggregate, do not constitute a Parent Material Adverse Effect, (a) the products, services and operations of Parent and its Subsidiaries do not infringe upon, violate or misappropriate the Intellectual Property of any Third Party, (b) Parent and its Subsidiaries own or possess valid licenses or other valid rights to use the Intellectual Property that Parent and its Subsidiaries use, exercise or exploit in, or that may be necessary or desirable for, their businesses as currently being conducted, free and clear of all Liens (other than Permitted Liens), and (c) to the knowledge of Parent, there is no infringement of any Intellectual Property owned by or licensed by or to Parent or any of its Subsidiaries. To Parent’s knowledge, there are no unauthorized uses, disclosures, infringements or misappropriations of any Intellectual Property of Parent or any Parent Subsidiary by any Person, including, without limitation, any employee or independent contractor (present or former) of Parent or any Parent Subsidiary, that, individually or in the aggregate, constitute a Parent Material Adverse Effect.
     Section 4.15 Insurance. Except for such matters that, individually or in the aggregate, do not constitute a Parent Material Adverse Effect:
     (a) Parent and its Subsidiaries maintain and will maintain through the Closing Date the insurance coverages summarized in Section 4.15(a) of the Parent Disclosure Letter or replacement policies that are substantially similar to the policies replaced. In addition, there is no material default with respect to any provision contained in any such policy or binder, and none of the Parent Companies has failed to give any notice or present any claim under any such policy or binder in a timely fashion.

     (b) To the knowledge of Parent, no event relating specifically to Parent or its Subsidiaries (as opposed to events affecting the drilling service industry in general) has occurred that is reasonably likely, after the date of this Agreement, to result in an upward adjustment in premiums under any insurance policies they maintain. Neither Parent nor any of its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance policies. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no excess liability or protection and indemnity insurance policy has been canceled by the insurer within one year prior to the date hereof, and to Parent’s knowledge, no threat in writing has been made to cancel (excluding cancellation upon expiration or failure to renew) any current insurance policy of Parent or any Parent Subsidiary.
     Section 4.16 No Brokers. Neither Parent nor any of its Subsidiaries has entered into any Contract with any Person that may result in the obligation of the Company, the Surviving Corporation, Merger Sub, Parent or any of their respective Subsidiaries to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Parent has retained RBC Capital Markets Corporation as its financial advisor, the fee and expense reimbursement arrangements with which have been disclosed in writing to the Company prior to the date hereof.
     Section 4.17 Opinion of Financial Advisor. The Parent Board has received the opinion of RBC Capital Markets Corporation to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Merger Consideration was fair, from a financial point of view, to Parent, and Parent will promptly furnish a copy of such opinion to the Company for informational purposes.
     Section 4.18 Company Share Ownership. Neither Parent nor any of its Subsidiaries owns any shares of the capital stock of the Company or any other securities convertible into or otherwise exercisable to acquire shares of capital stock of the Company.
     Section 4.19 Vote Required; Board of Director Approval. Under Delaware Law and the rules of the NYSE, the only vote of the holders of any class or series of Parent Equity Interests necessary to approve the Parent Proposal is the affirmative vote in favor of the Parent Proposal by the holders of a majority of the shares of Parent Common Stock that are voted on the Parent Proposal, as long as a majority of the issued and outstanding shares of Parent Common Stock are voted on the Parent Proposal (the “Required Parent Vote”). The Parent Board has, by resolutions duly adopted at a meeting of all directors on the Parent Board, which meeting was duly called and held, (a) determined that the Merger is advisable and in the best interests of Parent and its stockholders, (b) approved the Merger and this Agreement, (c) recommended that the stockholders of Parent approve the issuance of shares of Parent Common Stock in the Merger and (d) directed that such matter be submitted to the stockholders of Parent at the Parent Meeting. No stockholder vote is required for Merger Sub to adopt this Agreement and consummate the transactions contemplated hereby, other than the vote of Parent acting as the sole stockholder of Merger Sub.
     Section 4.20 Ownership and Condition of Assets.

     (a) As of the date hereof, Parent or a Parent Subsidiary has good and marketable title to the assets of the Parent Companies, other than defects or irregularities of title that do not materially impair the ownership or operation of such assets and in each case free and clear of all Liens, except for Permitted Liens, Liens securing the Parent Credit Agreement or Liens that do not constitute a Parent Material Adverse Effect.
     (b) Except for such matters that, individually or in the aggregate, do not constitute a Parent Material Adverse Effect, the assets of the Parent Companies are in satisfactory operating condition as of the date of this Agreement, subject to normal maintenance and repair requirements and normal wear and tear.
     Section 4.21 Undisclosed Liabilities. Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, regardless of whether fixed, accrued, contingent or otherwise, except liabilities and obligations that (a) are fully reflected or reserved against in the Parent’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2007, (b) liabilities and obligations arising under this Agreement and the transaction contemplated by this Agreement and (c) liabilities or obligations incurred in the ordinary course of business consistent with past practice since September 30, 2007, which liabilities and obligations, individually or in the aggregate, do not constitute a Parent Material Adverse Effect.
     Section 4.22 Certain Contracts.
     (a) Section 4.22(a) of the Parent Disclosure Letter contains a list of all of the following Contracts (other than those set forth on an exhibit index in the Parent Reports filed prior to the date of this Agreement) to which Parent or any Parent Subsidiary is a party or by which any of them is bound (other than this Agreement or any Related Document): (i) any non- competition agreement that purports to limit the manner in which, or the localities in which, all or any portion of their respective businesses are conducted; (ii) any hedging agreements by which any of the assets of Parent or any Parent Subsidiary are bound, in an aggregate amount in excess of $1.0 million; (iii) any Contract granting any Person registration or other purchase or sale rights with respect to any Equity Interest in Parent or any Parent Subsidiary; (iv) any voting agreement relating to any Equity Interest of Parent or any Parent Subsidiary; (v) any Contract outside the ordinary course to which Parent or any Parent Subsidiary is a party that entitles the other party or parties thereto to receive the benefits thereof without incurring the obligation to pay for same within sixty days after services are provided; (vi) any Contract outside the ordinary course between Parent or any Parent Subsidiary and any current or former Affiliate of Parent, (vii) any drilling rig construction or conversion Contract with respect to which the drilling rig has not been delivered and paid for; (viii) any drilling Contracts of one year or greater in remaining duration; (ix) any Contract or agreement for the borrowing of money with a borrowing capacity or outstanding Indebtedness of $2.0 million or more; or (x) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S–K of the SEC) (all Contracts of the types described in clauses (i) through (x), regardless of whether listed in Section 4.22(a) of the Parent Disclosure Letter and regardless of whether in effect as of the date of this Agreement, being referred to herein as “Parent Material Contracts”).
     (b) Each of the Parent Material Contracts is, to the knowledge of Parent, in full force and effect. Except for such matters that, individually or in the aggregate, do not constitute a

Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries knows of, or has received written notice of, any breach or violation of, or default under (nor, to the knowledge of Parent, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under), any Parent Material Contract, or has received written notice of the desire of the other party or parties to any such Parent Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Contract or exercise remedies thereunder.
     Section 4.23 State Takeover Statutes. Parent and Merger Sub have, or will have prior to the Effective Time, taken all necessary action so that, assuming compliance by the Company with its obligations hereunder and the accuracy of the representations and warranties made by the Company herein, the restrictions on business combinations and voting requirements set forth in Section 203 of the DGCL would not apply to this Agreement, the Merger, and the transactions contemplated hereby, and no other “business combination,” “moratorium,” “fair price,” “control share acquisition” or other state antitakeover statute or regulation, nor any takeover-related provision in the Parent Charter Documents or Merger Sub Charter Documents, would apply to this Agreement, any Related Documents or the Merger.
     Section 4.24 Improper Payments. No funds, assets or properties of Parent or its Affiliates have been used or offered for illegal purposes. No accumulation or use of any funds, assets or properties of Parent or its Affiliates has been made without being properly accounted for in the financial books and records of Parent or its Affiliates. All payments by or on behalf of Parent or its Affiliates have been duly and properly recorded and accounted for in their financial books and records and such books and records accurately and fairly reflect all transactions and dispositions of the assets of Parent and its Affiliates. Parent has devised and maintained systems that provide reasonable assurances that transactions are and have been executed in accordance with management’s general or specific authorization. Neither Parent nor any of its Affiliates, nor any director, officer, agent, employee or other Person associated with or acting on behalf of Parent or its Affiliates, has (a) used any corporate funds for any unlawful contribution, gift, entertainment or payment of anything of value relating to political activity, (b) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Authority or political party, or official or candidate thereof, or any immediate family member of the foregoing or (c) made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of Parent’s or its Affiliates’ businesses. In addition, none of Parent, any of its Affiliates or any agent of any of them has received any bribes, kickbacks or other improper payments from vendors, suppliers or other Persons. Parent has no knowledge that any payment made to a Person would be or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.
     Section 4.25 Financing. Parent has received a commitment letter (including the term sheet referenced therein, but excluding the fee letter referenced therein) from RBC Capital Markets Corporation and other financial institutions (the “Commitment Letter”) whereby such financial institution has committed, upon the terms and subject to the conditions set forth therein, to provide debt financing that, when combined with Parent’s other sources of financing (including cash on hand), is sufficient to fund the cash portion of the Merger Consideration and the expenses of Parent and Merger Sub in connection with the Merger. Parent has delivered to the Company a true, complete and correct copy of the Commitment Letter as in effect on the date hereof (including any amendments in effect through the date of this Agreement). As of the date hereof, the Commitment Letter is in full force and effect. The obligations of the financing sources to fund the commitments under the Commitment Letter are not subject to any conditions other than as set forth in the Commitment Letter. No event has occurred that (with or without notice, lapse of time, or both) would constitute a breach of or default under the Commitment Letter by Parent, or if alternative financing has been arranged by Parent, a breach of or default under the terms of such alternative financing. Parent has paid any and all commitment fees and other fees, in each case, required by the Commitment Letter to be paid as of the date hereof. Parent has no knowledge of any facts or circumstances that would reasonably be expected to result in (a) any of the conditions set forth in the Commitment Letter not being satisfied (or, if alternative financing has been arranged by Parent, any of the conditions set forth in such alternative financing not being satisfied) or (b) the funding contemplated in the Commitment Letter (or in such alternative financing) not being made available to Parent on a timely basis in order to consummate the transactions contemplated by this Agreement.
     Section 4.26 Solvency. Immediately following the Effective Time, and after giving effect to the Merger, neither Parent nor Surviving Corporation will (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (b) have unreasonably small capital with which to engage in its business or (c) have incurred debts beyond its ability to pay them as they become due.
     Section 4.27 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, none of Parent, Merger Sub or any other Person makes any other express or implied representation or warranty on behalf of Parent, Merger Sub or any of their Affiliates in connection with this Agreement or the transactions contemplated hereby.
Article 5
Covenants
     Section 5.1 Business in Ordinary Course. Except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 5.1 of the Company Disclosure Letter or the Parent Disclosure Letter (as the case may be), unless with the prior written consent of the other Parties hereto (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, each of the Company and Parent shall, and shall cause each of their respective Subsidiaries to, carry on its business in all material respects in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted, and use their respective commercially reasonable efforts consistent with past practices and policies to (a) preserve intact their respective present business organizations and goodwill, (b) keep available the services of their respective present executive officers, directors and key employees, and (c) preserve their relationships with customers, suppliers, agents, and creditors.

     Section 5.2 Conduct of Business Pending Closing. Without limiting the generality of Section 5.1, except as permitted or contemplated by the terms of this Agreement, and except as provided in Section 5.1 of the Company Disclosure Letter or the Parent Disclosure Letter (as the case may be), during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of its Subsidiaries to, do any of the following without the prior written consent of the other Parties hereto (which consent shall not be unreasonably withheld, delayed or conditioned):
     (a) except to the extent required to comply with applicable Law or the rules and regulations of the NYSE or Nasdaq (as the case may be), amend its certificate or articles of incorporation, bylaws, certificate of formation, certificate of organization, certificate of limited partnership, limited liability company agreement, operating agreement, partnership agreement, or other governing or organizational documents;
     (b) adjust, split, combine, reclassify or dispose of any of its outstanding Equity Interests (other than dispositions by or among direct or indirect wholly owned Subsidiaries and cancellations of stock options or restricted stock grants forfeited in accordance with the terms of a Benefit Plan in existence on the date of this Agreement or related stock option or restricted stock grant agreements);
     (c) declare, set aside or pay any dividends or other distributions (whether payable in cash, property or Equity Interests) with respect to its Equity Interests (other than by or among direct or indirect wholly owned Subsidiaries);
     (d) issue, grant or sell, or agree to issue, grant or sell, any Equity Interests, including capital stock (other than issuances of Equity Interests (i) pursuant to the exercise of any stock options or other equity awards outstanding on the date of this Agreement, (ii) in an amount consistent with past practices to non-executive officer employees hired after the date hereof in the ordinary course of business consistent with past practices, not to exceed 70,000 shares in the aggregate of Parent Common Stock or 52,000 shares in the aggregate of Company Common Stock, as the case may be, or (iii) by a wholly owned Subsidiary of the Company or Parent (as the case may be) to the Company or Parent or any of their respective wholly owned Subsidiaries (as the case may be), change its capitalization from that which exists on the date hereof (except as described by the foregoing exceptions), issue, sell, award or grant any rights, options or warrants to acquire its Equity Interests or any conversion rights with respect to its Equity Interests, or enter into or amend any agreements with any holder of its Equity Interests with respect to holding, voting or disposing of such Equity Interests;
     (e) purchase, redeem or otherwise acquire any of its outstanding Equity Interests, except (i) by or among direct or indirect wholly owned Subsidiaries or (ii) shares of Company Common Stock or Parent Common Stock that are withheld to satisfy federal withholding requirements upon vesting of Company Restricted Stock or Parent Restricted Stock;
     (f) merge or consolidate with, or sell, transfer, lease, sublease or otherwise dispose of all or a substantial portion of its assets to, any other Person (other than transfers among the Acquired Companies or the Parent Companies, as the case may be), except for any sales, leases or dispositions of assets (i) to customers in the ordinary course of business consistent with past practices or (ii) to a non-affiliated Person in an arms-length transaction for not less than fair market value and not in excess of $5.0 million individually or $10.0 million in the aggregate;
     (g) liquidate, wind-up, dissolve or adopt any plan to liquidate, wind-up or dissolve (or suffer any liquidation or dissolution) (other than direct or indirect wholly owned Subsidiaries);
     (h) acquire or agree to acquire by merger, consolidation or otherwise (including by purchase of Equity Interests or all or substantially all of the assets) the business of any Person or a division thereof;
     (i) sell, lease or sublease, transfer or otherwise dispose of any drilling rigs listed in Section 3.20(a) of the Company Disclosure Letter that have a value in excess of $1.5 million individually or $4.5 million in the aggregate;
     (j) sell, transfer or otherwise dispose of, or mortgage, pledge or otherwise encumber, any Equity Interests of any other Person (including any Equity Interests in any Subsidiary), other than Permitted Liens or Liens pursuant to any credit agreement to which it is a party and that is outstanding as of the date hereof;
     (k) make any loans, advances or capital contributions to, or investments in, any Person (other than (i) loans, advances or capital contributions to a wholly owned Subsidiary or loans or advances from such a Subsidiary, (ii) customer loans and advances to employees consistent with past practices or (iii) short-term investments of cash in the ordinary course of business in accordance with the cash management procedures of the Company, Parent or their respective Subsidiaries (as the case may be));
     (l) terminate or amend any Company Material Contract or Parent Material Contract (as the case may be) or waive or assign any of its rights under any Company Material Contract or Parent Material Contract (as the case may be) in a manner that would be materially adverse to the Company or Parent (as the case may be), or enter into any Company Material Contract or Parent Material Contract (as the case may be) other than customer Contracts entered into in the ordinary course of business;
     (m) (i) incur or assume any Indebtedness, except indebtedness incurred under any credit agreement to which it is a party and that is outstanding as of the date hereof, letters of credit, surety bonds or similar arrangements incurred in the ordinary course of business consistent with past practices or indebtedness incurred with respect to any matter expressly permitted by this Section 5.2, or (ii) assume, endorse (other than endorsements of negotiable instruments in the ordinary course of business), guarantee or otherwise become liable or responsible for (whether directly, indirectly, contingently or otherwise) the liabilities, obligations or performance of any other Person, except under any credit agreement to which it is a party and that is outstanding as of the date hereof or in the ordinary course of business consistent with past practices;
     (n) (i) during the period from the date of this Agreement to the Closing Date, except as otherwise permitted under this Agreement, enter into any additional Contracts, Benefit Plans or agreements, in each case, with employees, directors or consultants of the Company or Parent

(as the case may be) or any of their respective Subsidiaries; provided, however, that each of the Parties may in its sole discretion and without the prior written consent of any other Party, amend or adopt any arrangement to cause an arrangement existing on the date hereof to comply with, or be exempt from, Section 409A of the Internal Revenue Code if such amendment or arrangement does not cause or entail any cost or expense to Parent (other than reasonable and necessary fees and expenses of advisors in connection therewith), (ii) grant any increase in the compensation (including base salary or bonus) or benefits payable to any officer, (iii) except in connection with promotions consistent with past practices, grant any increase in the compensation or benefits payable to any non-officer or (iv) except as required to comply with applicable Law or any agreement or policy in existence as of the date of this Agreement, adopt, enter into, amend or otherwise increase, or accelerate the payment or vesting of any amounts, benefits or rights payable or accrued (or to become payable or accrued) under any Benefit Plan;
     (o) with respect to any former, present or future Representative, increase any compensation or benefits payable to such Representative or enter into, amend, modify or extend any employment or consulting agreement or Benefit Plan with of for such Representative, except in each case in the ordinary course of business consistent with past practice;
     (p) create, incur, assume or permit to exist any Lien on any of its properties or assets, except for Permitted Liens or Liens pursuant to any credit agreement to which it is a party and that is outstanding as of the date thereof;
     (q) make or rescind any material election relating to Taxes, including any election for any and all joint ventures, partnerships, limited liability companies or other investments; settle or compromise any material Claim, action, litigation, proceeding, arbitration or investigation relating to Taxes; or change in any material respect any of its methods of reporting any items for Tax purposes from those employed in the preparation of its Tax Returns for the most recent Taxable year for which a Tax Return has been filed, except as may be required by applicable Law;
     (r) make or commit to make capital expenditures exceeding $50.0 million in the aggregate (in the case of the Company and its Subsidiaries) or $150.0 million in the aggregate (in the case of Parent and its Subsidiary);
     (s) take any action that is reasonably likely to materially delay or impair the ability of the Parties hereto to consummate the transactions contemplated by this Agreement;
     (t) enter into any new line of business material to it and its Subsidiaries taken as a whole;
     (u) enter into any Contract that subjects or will subject the Surviving Corporation or Parent to any material non-compete or similar restriction on any Acquired Company or Parent Company business following the Effective Time;

     (v) enter into any Contract the effect of which is or will be to grant a Third Party any right or potential right of license to any material Intellectual Property of any Acquired Company or Parent Company;
     (w) except as may be required as a result of a change in GAAP, change any of the material accounting principles, estimates, or practices used by the Acquired Companies or Parent Companies;
     (x) compromise, settle or grant any waiver or release related to any litigation or proceeding, other than settlements or compromises of such litigation or proceedings where the full amount to be paid is covered by insurance or where the amount to be paid does not exceed $5.0 million individually or $10.0 million in the aggregate;
     (y) engage in any transaction (other than pursuant to agreements in effect as of the date of this Agreement and that are disclosed in the Company Disclosure Letter or Parent Disclosure Letter (as the case may be) and transactions between or among Parent or Company and their respective Subsidiaries in the ordinary course of business consistent with past practice) or enter into any agreement with any Affiliate (provided that for the purpose of this clause (y) only, the term “Affiliate” shall not include any employee of the Company, Parent or their respective Subsidiaries (as the case may be) other than directors and executive officers thereof and any employees who share the same household as any such directors and executive officers); or
     (z) enter into any Contract or obligation with respect to any of the foregoing.
     Section 5.3 Access to Assets, Personnel and Information.
     (a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, from the date hereof until the Effective Time, Parent shall: (i) afford to the Company and the Company Representatives, at the Company’s sole risk and expense, reasonable access during normal business hours to any and all of the facilities and assets of the Parent Companies and the books and records, files, data, correspondence, Contracts, permits, audits and all other information relating to the Parent Companies’ financial position, business, employees, representatives, agents, facilities and assets, whether written or computerized, that are within the possession or control of any of the Parent Companies (the “Parent Information”); and (ii) upon request during normal business hours, furnish promptly to the Company (at the Company’s expense), or similarly provide reasonable access to, a copy of any Parent Information. The Company agrees to review such information in a manner that does not interfere unreasonably with the Parent Companies’ operations and with the prompt discharge by such Parent Companies’ employees of their duties. The Company agrees to indemnify and hold the Parent Companies harmless from any and all Claims and liabilities, including costs and expenses for the loss, injury to or death of any Representative of the Acquired Companies, and any loss or destruction of any property owned by the Parent Companies or others (including Claims or liabilities for use of any property) resulting directly or indirectly from the action or inaction of any of the Acquired Companies or their Representatives during any visit to the business or property of the Parent Companies prior to the completion of the Merger, whether pursuant to this Section 5.3 or otherwise No Parent Company shall be required to provide access to or to disclose Parent Information where such access or disclosure would constitute a violation of attorney/client privilege, violate any Law or violate a Contract pursuant to which any Parent Company is required to keep such information confidential. In such circumstances, the Parties will use reasonable best efforts to make reasonable and appropriate substitute disclosure arrangements. None of the Acquired Companies or their Representatives shall conduct any invasive environmental sampling on any business or property of the Parent Companies prior to completion of the Merger without the prior written consent of Parent.
     (b) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, from the date hereof until the Effective Time, the Company shall: (i) afford to Parent and the Parent Representatives, at Parent’s sole risk and expense, reasonable access during normal business hours to any and all of the facilities and assets of the Acquired Companies and the books and records, files, data, correspondence, Contracts, permits, audits and all other information relating to the Acquired Companies’ financial position, business, employees, representatives, agents, facilities and assets, whether written or computerized, that are within the possession or control of any of the Acquired Companies (the “Company Information”); and (ii) upon request during normal business hours, furnish promptly to Parent (at Parent’s expense), or similarly provide reasonable access to, a copy of any Company Information. Parent agrees to review such information in a manner that does not interfere unreasonably with the Acquired Companies’ operations and with the prompt discharge by such Acquired Companies’ employees of their duties. Parent agrees to indemnify and hold the Acquired Companies harmless from any and all Claims and liabilities, including costs and expenses for the loss, injury to or death of any Representative of the Parent Companies, and any loss of destruction of any property owned by the Acquired Companies or others (including Claims or liabilities for use of any property) resulting directly or indirectly from the action or inaction of any of the Parent Companies or their Representatives during any visit to the business or property of the Acquired Companies prior to the completion of the Merger, whether pursuant to this Section 5.3 or otherwise. None of the Acquired Companies shall be required to provide access to or to disclose Company Information where such access or disclosure would constitute a violation of attorney/client privilege, violate any Law or violate a Contract pursuant to which any Acquired Company is required to keep such information confidential. In such circumstances, the Parties will use reasonable best efforts to make reasonable and appropriate substitute disclosure arrangements. None of the Parent Companies or their Representatives shall conduct any invasive environmental sampling on any business or property of the Acquired Companies prior to the completion of the Merger without prior written consent of the Company.
     (c) From the date hereof until the Effective Time, each of Parent and the Company shall: (i) furnish to the other, promptly upon receipt or filing (as the case may be), a copy of each communication between such Party and the SEC after the date hereof relating to the Merger or the Registration Statement and each report, schedule, registration statement or other document filed by such Party with the SEC after the date hereof relating to the Merger or the Registration Statement, unless such communication, report, schedule, registration statement or other document is otherwise readily available through the SEC’s EDGAR system, in which case Parent or the Company (as the case may be) shall provide notice to the other of such availability; and (ii) promptly advise the other of the substance of any oral communications between such Party and the SEC relating to the Merger or the Registration Statement.

     (d) The Company will not (and will cause the Company Subsidiaries and the Company Representatives not to), and Parent will not (and will cause the Parent Subsidiaries and the Parent Representatives not to), use any information obtained pursuant to this Section 5.3 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Any information obtained by the Acquired Companies or Parent Companies or their respective Representatives under this Section 5.3 shall be subject to the confidentiality and use restrictions set forth in the Confidentiality Agreement.
     (e) Notwithstanding anything in this Section 5.3 to the contrary: (i) the Company shall not be obligated under the terms of this Section 5.3 to disclose to Parent or the Parent Representatives, or grant Parent or the Parent Representatives access to, information that is within the possession or control of any of the Acquired Companies but subject to a valid and binding confidentiality agreement with a Third Party without first obtaining the consent of such Third Party, and the Company, to the extent requested by Parent, will use its reasonable best efforts to obtain any such consent; and (ii) Parent shall not be obligated under the terms of this Section 5.3 to disclose to the Company or the Company Representatives, or grant the Company or the Company Representatives access to, information that is within the possession or control of any of the Parent Companies but subject to a valid and binding confidentiality agreement with a Third Party without first obtaining the consent of such Third Party, and Parent, to the extent requested by the Company, will use reasonable best efforts to obtain any such consent.
     (f) No investigation by Parent or the Company or their respective Representatives shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement, and no Party shall be deemed to have made any representation or warranty to the other Party except as expressly set forth in this Agreement.
     Section 5.4 No Solicitation by the Company.
     (a) From the date of this Agreement until the first to occur of the Effective Time and the termination of this Agreement in accordance with Article 7, except as specifically permitted in Section 5.4(c), Section 5.4(d) or Section 5.4(e), the Company agrees that neither it nor any of its Subsidiaries or Representatives will, directly or indirectly: (i) solicit, initiate, encourage or facilitate (including by way of furnishing or disclosing non-public information) any inquiries, offers or proposals that constitute, or are reasonably likely to lead to, a Company Acquisition Proposal, and upon becoming aware of any violation of this Section 5.4(a)(i), the Company shall, and shall cause its Subsidiaries to, and use its reasonable best efforts to cause its Representatives to, stop soliciting, initiating, encouraging, facilitating (including by way of furnishing or disclosing non-public information) or taking any action designed to facilitate, directly or indirectly, any inquiry, offer or proposal that constitutes, or is reasonably likely to lead to, a Company Acquisition Proposal; (ii) engage in discussions or negotiations with, furnish or disclose any non-public information or data relating to the Acquired Companies to, or in response to a request therefor, give access to the properties, assets or books and records of the Acquired Companies to, any Person who has made or may be considering making a Company Acquisition Proposal or take any action which may otherwise lead to a Company Acquisition Proposal; (iii) approve, endorse or recommend any Company Acquisition Proposal; or (iv) enter into any agreement in principle, letter of intent, arrangement, understanding or other Contract relating to any Company Acquisition Proposal.

     (b) Except as specifically permitted in Section 5.4(c) and Section 5.4(d), the Company shall, and shall cause each of its Subsidiaries and Representatives to, immediately cease and terminate any existing solicitations, discussions, negotiations or other activity with any Person with respect to any Company Acquisition Proposal or which could reasonably be expected to lead to a Company Acquisition Proposal, and shall inform its Subsidiaries and Representatives which are engaged in any such solicitations, discussions, negotiations or other activity of the Company’s obligations under this Section 5.4. The Company shall promptly inform its Representatives who have been involved with or otherwise providing assistance in connection with the negotiation of this Agreement and the transactions contemplated by this Agreement of the Company’s obligations under this Section 5.4. The Company shall promptly demand that any Person (and the legal, financial or other representatives of any such Person) who has heretofore executed a confidentiality agreement with or for the benefit of any of the Acquired Companies with respect to such Person’s consideration of a possible Company Acquisition Proposal promptly return or destroy (and the Company shall use commercially reasonable efforts to cause any such destruction to be certified in writing by any such Person to the Company) all confidential information heretofore furnished by the Acquired Companies or any of their legal, financial or other representatives to such Person or any of its legal, financial or other representatives in accordance with the terms of the confidentiality agreement with such Person.
     (c) Notwithstanding anything to the contrary in this Agreement or in the Confidentiality Agreement, prior to obtaining the Required Company Vote, nothing in this Agreement shall prevent the Company or the Company Board from:
     (i) after the date of this Agreement, engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to the Acquired Companies to, or in response to a request therefor, giving access to the properties, assets or books and records of the Acquired Companies to, any Person who has made an unsolicited, bona fide, written Company Acquisition Proposal after the date hereof that did not result from a violation by the Acquired Companies of this Section 5.4; provided, however, that prior to engaging in discussions or negotiations with, furnishing or disclosing any information or data relating to the Acquired Companies to, or giving access to the properties, assets or books and records of the Acquired Companies to, such Person, (A) the Company Board, acting in good faith, has determined (I) after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such Company Acquisition Proposal constitutes, or is reasonably likely to result in, a Company Superior Proposal and (II) after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Law and (B) the Company (I) enters into a confidentiality agreement with such Person with use and disclosure limitations, “standstill” provisions and other material terms that are no more favorable to such Person than those contained in the Confidentiality Agreement and (II) has complied with Section 5.4(d); and
     (ii) subject to compliance by the Company with Section 5.4(e), (A) withdrawing (or amending or modifying in a manner adverse to Parent), or publicly proposing to withdraw (or to amend or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by the Company Board or any committee thereof (as the case may be) of this Agreement, the Merger or the transactions contemplated hereby (the actions referred to in this clause (A) being collectively referred to herein as a “Company Adverse Recommendation Change”), (B) recommending, adopting, approving or submitting to its stockholders, or proposing publicly to recommend, adopt, approve or submit to its stockholders, any Company Acquisition Proposal (the actions referred to in this clause (B) being collectively referred to as a “Company Acquisition Proposal Recommendation”), or (C) entering into any agreement, including any agreement in principle, letter of intent or understanding, acquisition or merger agreement, option agreement, joint venture agreement, partnership agreement or similar agreement, arrangement or understanding which constitutes, relates to, is intended to lead to or could reasonably be expected to lead to a Company Acquisition Proposal (other than a Confidentiality Agreement contemplated by Section 5.4(c)(i)(B)(I)) (each a “Company Acquisition Agreement”); provided, however, that in any case, the Company Board, acting in good faith, has previously determined, after consultation with its outside legal counsel, that the failure to take such action is reasonably likely to be inconsistent with its fiduciary obligations to the stockholders of the Company under applicable Law; and provided, further, that in the case of a Company Acquisition Proposal Recommendation or an entry into a Company Acquisition Agreement, (X) the Company Board, acting in good faith, has previously determined, after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant, that such Company Acquisition Proposal or Company Acquisition Agreement constitutes a Company Superior Proposal and (Y) the Company concurrently terminates this Agreement pursuant to and after complying with the provisions of Article 7. For the avoidance of doubt, the Parties acknowledge and agree that a Company Adverse Recommendation Change may or may not involve a Company Acquisition Proposal.
     (d) If the Company or any Company Representative receives a request for information from a Person who has made an unsolicited, bona fide, written Company Acquisition Proposal, and the Company is permitted to provide such Person with information pursuant to this Section 5.4, the Company will provide to Parent a copy of the confidentiality agreement with such Person promptly upon its execution and provide to Parent a list of, and copies of, all information provided to such Person as promptly as practicable after its delivery to such Person and promptly provide Parent with access to all information to which such Person was provided access, in each case only to the extent not previously provided to Parent. The Company shall promptly provide notice to Parent, in writing, of the receipt of any Company Acquisition Proposal or any inquiry with respect to or that could lead to a Company Acquisition Proposal (but in no event more than forty-eight hours after the receipt thereof), which notice shall include the identity of the Person or group requesting such information or making such inquiry or Company Acquisition Proposal and the material terms and conditions of any such Company Acquisition Proposal. The Company shall promptly provide Parent with copies of any written changes to any Company Acquisition Proposal, with written notice of material changes in the status of any Company Acquisition Proposal (including proposed changes to the status) and with written notice of any changes in the price, form of consideration, timing of payment thereof or any other material terms of any Company Acquisition Proposal. The Company shall promptly provide Parent with written notice of the substance of any oral communications concerning material terms of any Company Acquisition Proposal. The Company shall promptly provide

Parent, upon receipt or delivery thereof, with copies of all material correspondence or other material documents sent or provided to the Company by any Person in connection with any Company Acquisition Proposal or sent or provided to any Person by the Company in connection with any Company Acquisition Proposal.
     (e) Notwithstanding anything herein to the contrary, the Company Board shall not (x) make a Company Adverse Recommendation Change, (y) make a Company Acquisition Proposal Recommendation or (z) enter into any Company Acquisition Agreement relating to a Company Acquisition Proposal, unless:
     (i) The Company complies with the terms of Section 5.4(c)(ii) and Section 5.4(d); and
     (ii) Promptly upon a determination by the Company Board that a Company Acquisition Proposal constitutes a Company Superior Proposal, the Company immediately notifies, in writing, Parent of such determination and describes in reasonable detail the material terms and conditions of such Company Superior Proposal and the identity of the Person making such Company Superior Proposal. Parent shall have four Business Days after delivery of such written notice to submit an offer to engage in an alternative transaction or to modify the terms and conditions of this Agreement such that the Company may proceed with this Agreement (a “Parent Revised Offer”). During such four Business Day period, the Company and its financial and legal advisors shall negotiate in good faith exclusively with Parent to enable Parent to submit a Parent Revised Offer. Any amendment to the price or any other material term of a Company Superior Proposal shall require a new notice from the Company and an additional three Business Day period within which Parent may negotiate a Parent Revised Offer. For the avoidance of doubt, the four Business Day period and additional three Business Day periods, if any, referred to in this Section 5.4(e)(ii) are the same periods referenced in Section 7.1(d)(iii).
     (f) Nothing contained in this Section 5.4 shall prohibit the Company or the Company Board from taking and disclosing to the stockholders of the Company a position with respect to a Company Acquisition Proposal pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law.
     (g) All notices to be given by the Parties under this Section 5.4 shall be given by facsimile transmission in accordance with Section 8.3 (which notice shall be effective as of the day of transmission if transmitted on or before 5:00 p.m. U.S. Central Standard Time on the date of transmission, otherwise the next day after transmission).
     Section 5.5 Stockholders’ Meetings. Promptly after the Registration Statement is declared effective under the Securities Act, each of Parent and the Company shall take all necessary action, in accordance with applicable Law, the rules and regulations of the NYSE or the Nasdaq (as the case may be) and the Parent Charter Documents or Company Charter Documents (as the case may be), to properly give notice of and hold a meeting of its stockholders for the purpose of voting on the Parent Proposal or the Company Proposal (as the

case may be). Subject to Article 7, Parent shall recommend approval of the Parent Proposal, and subject to Section 5.4 and Article 7, the Company Board shall recommend approval of the Company Proposal. Each of the Parent Board and the Company Board shall take all lawful action to solicit such approval, including timely mailing the Proxy Statement/Prospectus to the stockholders of Parent and the Company. The Company and Parent shall coordinate and cooperate with respect to the timing of their respective stockholder meetings and use reasonable best efforts to hold such meetings on the same day and within 45 days after the date the Registration Statement is declared effective; provided, however, that the Company may postpone or adjourn the Company Meeting (A) for the absence of a quorum or (B) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure that the Company believes in good faith is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Meeting; provided, further, that in the event that the Company Meeting is delayed to a date after the Termination Date as a result of either (A) or (B) above, then the Termination Date shall be extended to the fifth Business Day after such Company Meeting date. Notwithstanding any other provisions of this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, (i) the Company shall submit this Agreement to its stockholders for approval regardless of whether the Company Board withdraws, modifies or changes its recommendation and declaration regarding the Company Proposal and (ii) the Parent Board shall submit the Parent Proposal to its stockholders for approval regardless of whether the Parent Board withdraws, modifies or changes its recommendation and declaration regarding the Parent Proposal.
     Section 5.6 Registration Statement and Proxy Statement/Prospectus.
     (a) Parent and the Company shall cooperate and promptly prepare the Registration Statement and the Proxy Statement/Prospectus and shall file the Registration Statement in which the Proxy Statement/Prospectus will be included as a prospectus with the SEC as soon as practicable after the date hereof and in any event not later than 60 days after the date hereof. Each Party shall give the other Party and its counsel a reasonable opportunity to review and comment on the Registration Statement and the Proxy Statement/Prospectus, including all amendments and supplements thereto, prior to such documents being filed with the SEC or disseminated to stockholders of the Company or Parent and shall give the other Party and its counsel a reasonable opportunity to review and comment on all responses to requests for additional information and comments from the SEC prior to their being filed with, or sent to, the SEC. Parent and the Company shall use their respective reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing. Parent and the Company will provide each other with any information which may be required to prepare and file the Proxy Statement/Prospectus and the Registration Statement. Each of Parent and the Company will cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as reasonably practicable after the Registration Statement is declared effective by the SEC. If at any time prior to the Effective Time any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, Parent or the Company, as applicable, will as promptly as reasonably practicable inform the other of such occurrence, and Parent and the Company will cooperate in filing such amendment or supplement with the SEC, use commercially reasonable best efforts to cause such amendment to become effective as promptly as possible and, if required, mail such amendment or supplement to their respective stockholders. Parent shall use its reasonable best efforts, and the Company shall cooperate with Parent, to obtain any and all necessary state securities Laws or “blue sky” permits, approvals and registrations in connection with the issuance of Parent Common Stock pursuant to the Merger.
     (b) Parent will cause the Registration Statement, at the time it becomes effective under the Securities Act, to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder, and the Company shall be responsible for furnishing to Parent true, accurate and complete information relating to the Company and holders of Company Common Stock and Company Stock Options as is required to be included therein.
     (c) The Company hereby covenants and agrees with Parent that: (i) the Registration Statement (at the time it becomes effective under the Securities Act through the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall apply only to information included or incorporated by reference in the Registration Statement that was supplied by the Company for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of the Company, at the time of the Company Meeting, and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall apply only to information included or incorporated by reference in the Proxy Statement/Prospectus that was supplied by the Company for inclusion therein). If, at any time prior to the Effective Time, any event with respect to the Company, or with respect to other information supplied by the Company for inclusion in the Registration Statement or the Proxy Statement/Prospectus, occurs and such event is required to be described in an amendment or supplement to the Registration Statement or the Proxy Statement/Prospectus, the Company shall promptly notify Parent of such occurrence and shall cooperate with Parent in the preparation, filing an dissemination of such amendment or supplement.
     (d) Parent hereby covenants and agrees with the Company that: (i) the Registration Statement (at the time it becomes effective under the Securities Act and until the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (provided, however, that this clause (i) shall not apply to any information included or incorporated by reference in the Registration Statement that was supplied by the Company for inclusion therein); and (ii) the Proxy Statement/Prospectus (at the time it is first mailed to stockholders of Parent, at the time of the Parent Meeting, and at the Effective Time) will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (provided, however, that this clause (ii) shall not apply to any information included or incorporated by reference in the Proxy Statement/Prospectus that was supplied by the Company for inclusion therein). If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information included in the Registration Statement, occurs and such event is required to be described in an amendment to the Registration Statement, such event shall be so described and such amendment shall be promptly prepared and filed. If, at any time prior to the Effective Time, any event with respect to Parent, or with respect to other information included in the Proxy Statement/Prospectus, occurs and such event is required to be described in a supplement to the Proxy Statement/Prospectus, Parent shall promptly notify the Company of such occurrence and shall cooperate with the Company in the preparation, filing and dissemination of such supplement.
     (e) None of the Registration Statement, the Proxy Statement/Prospectus or any amendment or supplement thereto will be filed or disseminated to the stockholders of the Company without the approval of both Parent and the Company. Parent shall advise the Company, promptly after it receives notice thereof, of the time when the Registration Statement has become effective under the Securities Act, the issuance of any stop order with respect to the Registration Statement, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any comments or requests for additional information by the SEC with respect to the Registration Statement.
     (f) The Company shall use its commercially reasonable efforts to cause to be delivered to the Parent two comfort letters from Grant Thornton LLP, Company’s independent auditors, one dated on the date on which the Registration Statement shall become effective, and one bring-down letter dated on the Closing Date, each addressed to the Parent and customary in scope and substance for letters delivered by independent auditors in connection with public offerings.
     (g) Parent shall use its commercially reasonable efforts to cause to be delivered to the Company two comfort letters from UHY LLP, Parent’s independent auditors, one dated on the date on which the Registration Statement shall become effective, and one bring-down letter dated on the Closing Date, each addressed to the Company and customary in scope and substance for letters delivered by independent auditors in connection with public offerings.
     Section 5.7 NYSE Listing. Parent shall prepare and submit to the NYSE, as soon as practicable, a listing application covering the shares of Parent Common Stock representing Parent Stock Consideration to be issued in the Merger and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Stock, subject to official notice of issuance, and the Company shall cooperate with Parent with respect to such listing, in order to facilitate obtaining such approval as soon as practicable.
     Section 5.8 Additional Arrangements.
     (a) Subject to the terms and conditions herein provided, each of the Company and Parent shall take, or cause to be taken, all action and shall do, or cause to be done, all things necessary, appropriate or desirable under any applicable Law (including the HSR Act) or under applicable Contracts so as to enable the Closing to occur as soon as reasonably practicable, including using its reasonable best efforts to obtain all necessary waivers, consents and approvals, remove all impediments to the Closing, and make all Parent Regulatory Filings and Company Regulatory Filings (the “Regulatory Filings”). Parent and the Company each will cause all documents it is responsible for filing with any Governmental Authority under this Section 5.8 to comply in all material respects with all applicable Laws.

     (b) Each of Parent and the Company shall furnish the other Party with such information and reasonable assistance as such other Party and its respective affiliates may reasonably request in connection with their preparation of any Regulatory Filings with any Governmental Authorities; provided, however, that if the provisions of the HSR Act would prevent a Party from disclosing such information to the other Party, then such information may be disclosed to such Party’s counsel.
     (c) Each of the Company and Parent shall take, or cause to be taken, all action or shall do, or cause to be done, all things necessary, appropriate or desirable to cause the covenants and conditions applicable to the transactions contemplated hereby to be performed or satisfied as soon as practicable, including responding promptly to requests for additional information made by the DOJ or the FTC, and to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing.
     (d) Each of Parent and the Company shall use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, Order, ruling or injunction that would restrain, prevent or delay the Closing. Furthermore, if any Governmental Authority shall have issued any Order, decree, ruling or injunction, or taken any other action, that would have the effect of restraining, enjoining or otherwise prohibiting, delaying or preventing the consummation of the transactions contemplated hereby, each of the Company and Parent shall use its reasonable best efforts to have such Order, decree, ruling or injunction or other action declared ineffective as soon as practicable.
     (e) Parent and the Company shall promptly notify each other of any communication concerning this Agreement or the Merger from any Governmental Authority and, subject to applicable Law, permit the other Party to review in advance any proposed communication to any Governmental Authority concerning this Agreement or the Merger. In addition, Parent and Company shall not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or another inquiry concerning this Agreement or the Merger, or enter into any agreements with any Governmental Authority, including, without limitation, extending any antitrust waiting periods, unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate thereat. Parent and the Company shall furnish counsel to the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any Governmental Authorities or members of their respective staffs on the other hand, relating to this Agreement and the Merger.
     (f) Notwithstanding the foregoing, and except as provided in Section 5.1 and 5.2, nothing contained in this Agreement shall be construed so as to require Parent, Merger Sub or the Company, or any of their respective Subsidiaries or Affiliates, without its written consent, to sell, license, dispose of, hold separate, or operate in any specified manner any assets or businesses of Parent, Merger Sub, the Company or the Surviving Corporation (or to require Parent, Merger Sub, the Company or any of their respective Subsidiaries or Affiliates to agree to any of the foregoing). The obligations of each Party under this Section 5.8 to use reasonable best efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 5.8. In connection with its obligations under this Section 5.8, the Company shall not, without Parent’s prior written consent, commit to (or allow its Subsidiaries to commit to) any divestitures, licenses, hold separate arrangements or similar matters, including covenants affecting business operating practices in connection with the transactions contemplated under this Agreement.
     Section 5.9 Section 16. Prior to the Effective Time, Parent, the Company and their respective Boards of Directors shall adopt resolutions consistent with the interpretive guidance of the SEC and take any other actions as may be required, to the extent permitted under applicable Law, to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act.
     Section 5.10 Public Announcements.
     (a) On the date this Agreement is executed (or if executed after the close of business, no later than the opening of the NYSE and the Nasdaq on the next day), Parent and the Company shall issue a joint press release with respect to the execution hereof and the transactions contemplated hereby. Except as may be required by applicable Law, Order or any listing agreement with or rule of any regulatory body, national securities exchange or association, Parent and the Company shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement.
     (b) No Party shall issue any press release or other public statement concerning the transactions contemplated by this Agreement without first providing the other Parties with a written copy of the text of such release or statement and obtaining the consent of the other Parties to such release or statement, which consent will not be unreasonably withheld. The consent provided for in this Section 5.10(b) shall not be required if the delay would preclude the timely issuance of a press release or public statement required by law or any applicable regulations. The provisions of this Section 5.10(b) shall not be construed as limiting the Parties from communications consistent with the purposes of this Agreement, including but not limited to seeking the regulatory and stockholder approvals contemplated hereby.
     Section 5.11 Notification of Certain Matters.
     (a) The Company shall give prompt notice to Parent and Merger Sub of any of the following: (i) any representation or warranty contained in Article 3 being untrue or inaccurate when made, (ii) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 3 to be untrue or inaccurate at any time on or before the Closing Date, or (iii) any failure of the Company to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.

     (b) Parent shall give prompt notice to the Company of any of the following: (i) any representation or warranty contained in Article 4 being untrue or inaccurate when made, (ii) the occurrence of any event or development that would cause (or could reasonably be expected to cause) any representation or warranty contained in Article 4 to be untrue or inaccurate at any time on or before the Closing Date, or (iii) any failure of Parent to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by it hereunder.
     Section 5.12 Payment of Expenses. Except as provided in Section 7.3, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby, regardless of whether the Merger is consummated, except that Parent and the Company shall equally share the following: (i) all fees and expenses, other than attorneys’, accountants’, financial advisors’ and consultants’ fees and expenses (which shall be paid by the Party incurring same), incurred for printing the Proxy Statement/Prospectus, including preliminary materials related thereto, and the Registration Statement, including financial statements and exhibits and any amendments and supplements thereto, and (ii) the filing fees for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act.
     Section 5.13 Indemnification and Insurance.
     (a) Parent and the Surviving Corporation shall maintain in effect any and all exculpation, indemnification and advancement of expenses provisions of the Company Charter Documents and Company Subsidiary Charter Documents in effect as of the date hereof or in any indemnification agreements between the Acquired Companies and their respective current or former directors, officers, fiduciaries, agents or employees in effect as of the date hereof (which have previously been provided to Parent). Parent and the Surviving Corporation shall not, for a period of six years from the Effective Time, amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who, immediately prior to the Effective Time, were current or former directors, officers, agents, fiduciaries or employees of the Acquired Companies unless such amendment, repeal or modification is required by applicable Law, and all rights to indemnification thereunder in respect of any Claim asserted or made within such period shall continue until the final disposition or resolution of such Claim.
     (b) During the period beginning at the Effective Time and ending on the sixth anniversary of the Effective Time, Parent shall cause the Surviving Corporation to the fullest extent permitted under applicable Law, indemnify and hold harmless each person who is as of the date hereof, has been at any time prior to the date hereof, or becomes prior to the Effective Time a director, officer, fiduciary, agent or employee of the Company or any of its Subsidiaries (each such person, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs, expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a “Claim”), whether asserted or claimed prior to, at or after the Effective Time, arising out of, relating to or in connection with any action or omission in his or her capacity as such occurring or alleged to have occurred at or prior to the Effective Time, including any act or omission in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby. Each Indemnified Party shall also be entitled to advancement of expenses as incurred (and not later that ten Business Days after receipt by Parent or the Surviving Corporation of receipts therefor) to the fullest extent permitted under applicable Law, provided that such Indemnified Party undertakes to repay such advances if it is ultimately determined by a court of competent jurisdiction that such Indemnified Party is not entitled to indemnification. Neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any Claim for which indemnification could be sought by any Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents. In the event of any Claim, any Indemnified Party wishing to claim indemnification shall promptly notify Parent thereof (provided that failure to so notify Parent will not affect the obligations of Parent except to the extent that Parent shall have been prejudiced as a result of such failure) and shall deliver to Parent the undertaking contemplated by the applicable provisions of the DGCL, but without any requirement for the posting of a bond. Without limiting the foregoing, in the event any Claim is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Party will cooperate reasonably with Parent, at Parent’s expense, in the defense of such matter and (ii) Parent shall have the right to control the defense of such matter and shall retain only one set of legal counsel selected by Parent and reasonably satisfactory to the Indemnified Party (plus one local counsel, if necessary) to represent all Indemnified Parties with respect to each such matter unless the use of one counsel to represent the Indemnified Parties would present such counsel with a conflict of interest, or the representation of all of the Indemnified Parties by the same counsel would be inappropriate due to actual differing interests between them, in which case such additional counsel as may be required (as shall be reasonably determined by the Indemnified Parties and Parent) may be retained by the Indemnified Parties. Parent shall pay all reasonable fees and expenses of all such counsel for such Indemnified Parties.
          (c) The Surviving Corporation shall maintain the Company’s officers’ and directors’ liability insurance policies and fiduciary liability insurance policies in effect on the date of this Agreement (collectively, the “D&O Insurance”), for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions occurring at or prior to the Effective Time; provided, however, that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers from insurance carriers with financial strength ratings equal to or greater than the financial strength rating of the Company’s current insurance carrier and (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time; provided, further, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of current annual premiums paid by the Company in the aggregate for such insurance (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto; and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, the Surviving Corporation shall procure and maintain for such six year period as much coverage as reasonably practicable for the Maximum Amount. Parent shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six year “tail” policy on terms and conditions no less advantageous than the existing D&O Insurance, and such “tail” insurance shall satisfy the provisions of Section 5.13(b).

Prior to the Effective Time, the Company may purchase such “tail” insurance, at Parent’s expense, provided that the aggregate annual premiums for such policies do not exceed the Maximum Amount, and such “tail” insurance shall satisfy the provisions of Section 5.13(b).
          (d) This covenant is intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise.
          (e) In the event that the Surviving Corporation or Parent, or any of their respective successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or Parent, as the case may be, shall succeed to the obligations set forth in this Section 5.13.
     (f) The obligations of Parent and the Surviving Corporation under this Section 5.13 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 5.13 applies without the consent of such affected Indemnified Party.
     Section 5.14 Employee Matters.
     (a) Parent may, in its sole discretion, continue any Company Benefit Plan or employee policy or program in effect immediately prior to the Effective Time (each a “Pre-Merger Plan”), including but not limited to a 401(k) plan or medical plan, for any period of time after the Effective Time for the benefit of any Company Employees. To the extent Parent does not continue a Pre-Merger Plan applicable to a Company Employee, such Company Employee shall be eligible, subject to the provisions herein, to participate in any corresponding Parent Benefit Plan providing benefits to any Company Employee after the Effective Time (the “Post-Merger Plans”) to the extent such Post-Merger Plan replaces coverage under such Pre-Merger Plan. For all purposes under such Post-Merger Plans, Parent will, or will cause its Subsidiaries to, give Company Employees full credit for their years of service with the Company or any Company Subsidiary to the same extent recognized by the Company or such Company Subsidiary immediately prior the Effective Time for purposes of eligibility and vesting (excluding benefit accruals) under any such Post-Merger Plan. The value of the compensation and benefits provided under the Pre-Merger Plans or the Post-Merger Plans, as applicable in accordance with the foregoing, to Company Employees, taken as a whole, after the Effective Time through December 31, 2008, shall be substantially similar to the value of the compensation and benefits provided under the Company Benefit Plans to the Company Employees, taken as a whole, immediately prior to the Effective time, as determined by Parent in good faith after taking into account all facts and circumstances. In addition, and without limiting the generality of the foregoing: (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all Post-Merger Plans to the extent coverage under such Post-Merger Plan replaces coverage under any Pre-Merger Plan; provided, however, to the extent such

Company Employee is not covered by a Pre-Merger Plan immediately prior to the Effective Time due to failure to satisfy the applicable waiting period, such Company Employee shall be subject to the waiting time applicable to a Parent Employee with respect to the corresponding Post-Merger Benefit Plan that replaces such Pre-Merger Plan (giving full service credit for service by such Company Employee with the Company in satisfying such waiting time); provided further, to the extent a Company Employee is covered by a Pre-Merger Plan but does not satisfy the service requirements for the corresponding Post-Merger Plan, the Post-Merger Plan may allow such Company Employee to participate in such Post-Merger Plan to the extent permitted under such Post-Merger Plan, as determined in good faith by Parent, or Parent shall continue the Pre-Merger Plan for such Company Employee or otherwise provide comparable substitute coverage; and (ii) for purposes of each Post-Merger Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such Post-Merger Plan to be waived for such employee and his or her covered dependents to the extent permitted under the Post-Merger Plans or otherwise required by applicable Law, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Pre-Merger Plan ending on the date such employee’s participation in the corresponding Post-Merger Plan begins to be taken into account under such Post-Merger Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Post-Merger Plan.
     (b) Parent shall establish a severance plan, the terms of which (including maximum severance payments) have been agreed upon and are set forth in Section 5.14 of the Parent Disclosure Letter, effective for no less than the period from the Effective Time until the first anniversary of the Effective Time, for the benefit of the Company Employees indicated in Section 5.14 of the Parent Disclosure Letter.
     Section 5.15 Company Board and Executive Officers. At or prior to Closing, the Company shall deliver to Parent written resignations of all members of the Company Board and all officers of the Company and its Subsidiaries, to be effective as of the Effective Time.
     Section 5.16 Tax Matters. The Company shall provide Parent with a certification in accordance with the requirements of Treasury Regulation Section 1.1445-2(c)(3) that it is not a United States real property holding corporation.
     Section 5.17 Continuing Obligation to Call, Hold and Convene Stockholders’ Meeting; No Other Vote. Notwithstanding anything herein to the contrary, the obligations of Parent or the Company (as the case may be) to call, give notice of, convene and hold the Parent Meeting or Company Meeting (as applicable) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any determination by the Company Board or the Parent Board (as the case may be) to modify, withdraw, amend or modify its recommendation in favor of the Merger. Other than in accordance with the provisions of Section 5.4, the Company shall not submit to the vote of its stockholders any Company Acquisition Proposal, or propose to do so.

     Section 5.18 Additional Instruments and Agreements. Parent, Merger Sub and the Company agree to execute and deliver any and all additional instruments necessary to consummate the transactions contemplated by this Agreement. In addition, Company agrees to use its reasonable best efforts to cooperate with Parent in the actions contemplated by the Commitment Letter. Parent agrees to vote to adopt this Agreement by written consent of stockholder in lieu of meeting in its capacity as sole stockholder of Merger Sub promptly (but not later than 72 hours) after execution of this Agreement by Parent, Merger Sub and the Company.
     Section 5.19 Control of Other Party’s Business(a) . Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s operations or give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, each of Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.
     Section 5.19 Agreements of Executive Officers and Directors.
     (a) The Company shall use its commercially reasonable efforts to cause each executive officer and director of the Company to execute and deliver to Parent as soon as practicable and prior to the mailing of the Proxy Statement/Prospectus a voting agreement in the form attached hereto as Exhibit 5.20(a) to the effect that such executive officer or director shall vote any and all shares of Company Common Stock owned by him or her to approve the Company Proposal.
     (b) Parent shall use its commercially reasonable efforts to cause each executive officer and director of Parent to execute and deliver to Parent as soon as practicable and prior to the mailing of the Proxy Statement/Prospectus a voting agreement in the form attached hereto as Exhibit 5.20(b) to the effect that such executive officer shall vote any and all shares of Parent Common Stock owned by him or her to approve the Parent Proposal.
     (c) The Parties hereby agree and acknowledge that the consummation of the Merger constitutes a “change of control” of the Company with respect to (i) the Company Benefit Plans, (ii) the Company Incentive Plans, (iii) any awards or award agreements under the Company Incentive Plans, and (iv) all existing employment agreements between the Company and its employees, including but not limited to those set forth in Section 5.20(c) of the Company Disclosure Letter. Parent, Merger Sub and the Company hereby agree and acknowledge that the amounts set forth opposite the names of the employees identified in Section 5.20(c) of the Company Disclosure Letter are the amounts due to such employees pursuant to Section 6.3 (or, in the case of Kim Snell, Section 8.3) of their respective employment agreements with the Company and that such amounts will be paid to the designated employees at the Effective Time. Upon the effectiveness of an employee’s resignation pursuant to Section 5.15, such employee shall be released from all obligations under his or her employment agreement; provided, however, that the employees mentioned in Section 5.20(c) of the Company Disclosure Letter as having continuing non-competition obligations shall not be released from the non-competition obligations contained in their existing employment agreements with the Company, and accordingly, the Company shall cause such employment agreements to be amended, in form and substance approved in writing by Parent, to provide that such employees shall continue to be subject to such existing obligations to not compete with the Surviving Corporation or any of its Subsidiaries for one year following the Effective Time.
Article 6
Conditions
     Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions, any or all of which may be waived in writing in whole or in part by either Parent or the Company (to the extent permitted by applicable Law):
     (a) Stockholder Approval. The Company Proposal and the Parent Proposal shall have been duly and validly approved and adopted by the requisite vote of the stockholders of the Company and Parent, respectively.
     (b) HSR Act. Any applicable waiting period under the HSR Act (including extensions thereof) shall have expired or been terminated.
     (c) Securities Law Matters. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall be effective at the Effective Time, and no stop order suspending such effectiveness shall have been issued, no action, suit, proceeding or investigation by the SEC to suspend such effectiveness shall have been initiated and be continuing, and any and all necessary approvals under state securities Laws relating to the issuance or trading of the Parent Common Stock to be issued in the Merger shall have been received.
     (d) No Injunctions or Restraints. No Governmental Authority of competent jurisdiction shall have issued, promulgated, enforced or entered any Order, decree, temporary restraining order, preliminary or permanent injunction, or other legal restraint or prohibition that is continuing and which prevents the consummation of the Merger or imposes any material restrictions on the Parties with respect thereto; provided, however, that, prior to invoking this condition, each Party shall have complied fully with its obligations under Section 5.8 and, in addition, shall have used its reasonable best efforts to have any such decree, ruling, injunction or Order vacated, except as otherwise contemplated by this Agreement, including Section 5.8(d).
     (e) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.
     (f) Consents and Approvals. Other than filing the Certificate of Merger pursuant to Section 2.1 and the filings and consents addressed in Section 6.1(b), all consents, approvals, permits and authorizations required to be obtained by the Parties prior to the Effective Time from any Governmental Authority to consummate the Merger shall have been made or obtained (as the case may be), except for any failures to make such filings or obtain such consents, approvals, permits and authorizations that, individually or in the aggregate, would not constitute a Material Adverse Effect on or with respect to the Surviving Corporation (assuming the Merger has taken place) provided, however, that the provisions of this Section 6(f) shall not be available to any Party whose failure to fulfill its obligations pursuant to Section 5.8 shall have been the cause of, or shall have resulted in, the failure to obtain such consent, approval, permit or authorization.

     Section 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing in whole or in part by Parent and Merger Sub:
     (a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 3.2, 3.3, 3.9(a) and 3.16 shall be true, accurate and complete in all respects as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time and (ii) the representations and warranties of the Company set forth in Article 3 (other than the representations and warranties set forth in Sections 3.2, 3.3, 3.9(a) and 3.16) shall be true, accurate and complete (disregarding any qualifications as to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time, except (in the case of this clause (ii) only), for any failures of such representations and warranties to be so true, accurate and complete that, individually or in the aggregate, do not constitute a Material Adverse Effect with respect to the Company or the Surviving Corporation; and Parent shall have received a certificate signed by the Responsible Officers of the Company to such effect.
     (b) Performance of Covenants and Agreements by the Company. The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed by the Responsible Officers of the Company to such effect.
     (c) No Company Material Adverse Effect. From the date of this Agreement through the Closing, there shall not have occurred any event or circumstance that constitutes a Company Material Adverse Effect.
     Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any or all of which may be waived in writing in whole or in part by the Company:
     (a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub set forth in Sections 4.2, 4.3, 4.9(a) and 4.16 shall be true, accurate and complete in all respects as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time and (ii) the representations and warranties of Parent and Merger Sub set forth in Article 4 (other than the representations and warranties set forth in Sections 4.2, 4.3, 4.9(a) and 4.16) shall be true, accurate and complete (disregarding any qualifications as to materiality or Material Adverse Effect) as of the date of this Agreement and (except to the extent such representation or warranty speaks as of an earlier date, in which case the representation or warranty shall be true and correct as of such date) as of the Closing Date as though made on and as of that time, except (in the case of this clause (ii) only), for any failures of such representations and warranties to be so true, accurate and complete that, individually or in the aggregate, do not constitute a Material Adverse Effect with respect to Parent or the Surviving Corporation; and the Company shall have received a certificate signed by the Responsible Officers of Parent to such effect.
     (b) Performance of Covenants and Agreements by Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all covenants and agreements required to be performed by them under this Agreement at or prior to the Closing Date (including payment in full of the amounts contemplated in Section 5.20(c)), and the Company shall have received a certificate signed by the Responsible Officers of Parent to such effect.
     (c) No Parent Material Adverse Effect. From the date of this Agreement through the Closing, there shall not have occurred any event or circumstance that constitutes a Parent Material Adverse Effect.
     (d) Delivery of Transfer Instructions. Parent shall have delivered to the Exchange Agent an irrevocable letter of instruction in a form reasonably satisfactory to the Company authorizing and directing the transfer of the Merger Consideration to holders of shares of Company Common Stock upon surrender of such holders’ certificates representing such shares of Company Common Stock in accordance with Article 2.
Article 7
Termination
     Section 7.1 Termination Rights. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of the Company Proposal by the stockholders of the Company or approval of the Parent Proposal by the stockholders of Parent (except as provided below), by action taken by the board of directors of the terminating Party or Parties upon the occurrence of any of the following:
     (a) By mutual written consent duly authorized by the Parent Board and the Company Board.
     (b) By either the Company or Parent if:
     (i) the Merger has not been consummated by the Termination Date (provided, however, that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any Party whose breach of any representation or warranty or failure to perform or satisfy any covenant or agreement under this Agreement has been the principal cause of or resulted in the failure of the Merger to occur on or before such date);
     (ii) any Governmental Authority shall have issued an Order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or making consummation of the Merger illegal, and such Order, decree, ruling or other action shall have become final and nonappealable (provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to any Party who directly or indirectly initiated such action or whose failure to fulfill any material obligation under this Agreement has been the principal cause of or resulted in such Order, decree, ruling or other action);

     (iii) the Company Proposal shall not have been approved by the Required Company Vote at the Company Meeting or at any adjournment or postponement thereof (provided, however, that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to the Company if the failure to obtain approval of the Company Proposal is caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach of this Agreement); or
     (iv) the Parent Proposal shall not have been approved by the Required Parent Vote at the Parent Meeting or at any adjournment or postponement thereof (provided, however, that the right to terminate this Agreement pursuant to this clause (iv) shall not be available to Parent if the failure to obtain approval of the Parent Proposal is caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach of this Agreement).
     (c) By Parent if:
     (i) There has been a material breach of the representations and warranties made by the Company in Article 3 of this Agreement, which breach (A) would cause a failure of the condition described in Section 6.2(a) and (B) is incapable of being cured by the Termination Date or is not cured by the Company within 20 days following receipt of written notice from Parent of such breach;
     (ii) The Company has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, which failure to comply (A) would cause a failure of the condition described in Section 6.2(b) and (B) is incapable of being cured by the Termination Date or is not cured by the Company within 20 days following written notice from Parent of such failure;
     (iii) (A) The Company shall have breached in any material respect any of its obligations under Section 5.4, (B) the Company Board (or any committee thereof) shall have made a Company Adverse Recommendation Change or a Company Acquisition Proposal Recommendation, (C) any Acquired Company shall have entered into a Company Acquisition Agreement or (D) the Company or the Company Board (or any committee thereof) publicly shall have announced its intention to do any of the foregoing; or
     (iv) There has been a Company Material Adverse Effect that (A) would cause a failure of the condition described in Section 6.2(c) and (B) is incapable of being cured by the Termination Date or is not cured by the Company within 20 days following receipt of written notice from Parent of such Company Material Adverse Effect.

     (d) By the Company if:
     (i) There has been a material breach of the representations and warranties made by Parent and Merger Sub in Article 4 of this Agreement, which breach (A) would cause a failure of the condition described in Section 6.3(a), and (B) is incapable of being cured by the Termination Date or is not cured by Parent within 20 days following receipt of written notice from the Company of such breach;
     (ii) Parent or Merger Sub has failed to comply in any material respect with any of its covenants or agreements contained in this Agreement, which failure to comply (A) would cause a failure of the condition described in Section 6.3(b) and (B) is incapable of being cured by the Termination Date or is not cured by Parent within 20 days following receipt of written notice from the Company of such failure;
     (iii) Prior to the approval of the Company Proposal by the Required Company Vote, the Company receives a bona fide written Company Acquisition Proposal not solicited in violation of Section 5.4 that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors and based on such other matters as it deems relevant) is a Company Superior Proposal; provided, however, that the Company may not terminate this Agreement pursuant to this Section 7.1(d)(iii) unless (A) the Company shall not have breached the terms of Section 5.4 in any material respect, (B) the Company shall have notified Parent in writing of such determination, describing in reasonable detail the material terms and conditions of such Company Superior Proposal and the identity of the Person making such Company Superior Proposal, and shall have provided Parent with a copy of the proposal documents to the extent not previously provided, (C) during the four Business Days after delivery of such notice to Parent, the Company and its financial and legal advisors shall have negotiated, in good faith, exclusively with Parent regarding a Parent Revised Offer (it being understood that any amendment to the price or any other material term of a Company Superior Proposal shall require a new notice from the Company and an additional three Business Day period within which Parent may negotiate a Parent Revised Offer) and (D) the Company Board shall have determined in good faith, after consultation with its financial advisors and outside legal counsel and after considering the results of any negotiations with Parent and any Parent Revised Offer, that the Company Superior Proposal giving rise to the notice described in clause (B) (including any subsequent amendments or modifications) continues to be a Company Superior Proposal. No termination pursuant to this Section 7.1(d)(iii) shall be effective unless the Company simultaneously pays in full the payment required by Section 7.3(a). For the avoidance of doubt, the four Business Day period and additional three Business Day periods, if any, referred to in this Section 7.1(d)(iii) are the same periods referenced in Section 5.4(e)(B); or
     (iv) There has been a Parent Material Adverse Effect that (A) would cause a failure of the condition described in Section 6.3(c) and (B) is incapable of being cured by the Termination Date or is not cured by the Parent within 20 days following receipt of written notice from the Company of such Parent Material Adverse Effect.

     Section 7.2 Effect of Termination. If this Agreement is terminated by either the Company or Parent pursuant to the provisions of Section 7.1, this Agreement shall forthwith become null and void, and there shall be no further obligation on the part of any Party or its Affiliates, directors, officers or stockholders except pursuant to the provisions of Section 5.3(c), Section 5.3(d), Section 5.5(c), Section 5.5(d), Section 5.12, Section 7.3, Article 8 and the Confidentiality Agreement (which shall continue pursuant to their terms); provided, however, that a termination of this Agreement shall not relieve any Party from any liability for damages incurred as a result of a willful or intentional breach by such Party of its representations, warranties, covenants, agreements or other obligations hereunder occurring prior to such termination.
     Section 7.3 Fees and Expenses. Notwithstanding the provisions of Section 5.12:
     (a) The Company will, immediately upon termination of this Agreement pursuant to Sections 7.1(c)(iii) or 7.1(d)(iii), pay, or cause to be paid, to Parent by wire transfer of immediately available funds to an account designated by Parent a termination fee in the amount of $10.0 million.
     (b) The Company will, immediately upon termination of this Agreement pursuant to Section 7.1(b)(iii), pay, or cause to be paid, to Parent by wire transfer of immediately available funds to an account designated by Parent an amount equal to Parent’s out-of-pocket and documented expenses incurred in connection with the transactions contemplated hereby, including without limitation all such expenses relating to accounting, legal and investment banking fees, and all expenses and fees incurred in connection with any financing contemplated by the Commitment Letter; provided, however, that such amount shall not exceed $5.0 million in the aggregate.
     (c) The Company will pay, or cause to be paid, to Parent a termination fee in the amount of $10.0 million less the amount of the payment, if any, previously made by the Company pursuant to Section 7.3(b) if (i) this Agreement is terminated pursuant to Section 7.1(b)(i) or 7.1(b)(iii), (ii) prior to such termination, there has been publicly announced and not withdrawn a Company Acquisition Proposal involving any Acquired Company and (iii) within 365 days of such termination, any Acquired Company enters into any definitive agreement with respect to or consummates any Company Acquisition Proposal (regardless of whether such Company Acquisition Proposal is the same Company Acquisition Proposal referred to in clause (ii) above); provided that as used in clauses (ii) and (iii) above the term “Company Acquisition Proposal” shall have the meaning given to such term in Section 1.1 with all percentages mentioned in the definition of the term “Acquisition Proposal” appearing in such Section changed to 50%. Such termination fee shall be paid on the day such Acquired Company consummates such Company Acquisition Proposal, by wire transfer of immediately available funds to an account designated by Parent. Notwithstanding the foregoing, the Company shall not be required to pay, or cause to be paid, to Parent any amounts pursuant to this Section 7.3(c) if the reason the Merger has not been timely consummated is the result of a failure to satisfy the conditions set forth in Section 6.1(b), 6.1(c), 6.1(d), 6.1(e) or 6.1(f).
     (d) Parent will, immediately upon termination of this Agreement pursuant to Section 7.1(b)(iv) pay, or cause to be paid, to the Company by wire transfer of immediately available funds to an account designated by the Company an amount equal to the Company’s out-of-pocket and documented expenses incurred in connection with the transactions contemplated hereby, including without limitation all such expenses relating to accounting, legal and investment banking fees; provided, however, that such amount shall not exceed $5.0 million in the aggregate.
     (e) The Company acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails to pay promptly any amounts due pursuant to this Section 7.3, the Company shall pay to Parent its costs and expenses (including attorneys’ fees and expenses) in connection with collecting these amounts, together with interest on the amounts so owed, at the rate of interest per annum specified as the Prime Rate in The Wall Street Journal (Northeast edition) as of the date of termination plus 2.0%, from the date of termination of this Agreement until the date all such amounts are paid to Parent.
     (f) Parent acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not have entered into this Agreement. Accordingly, if Parent fails to pay promptly any amounts due pursuant to this Section 7.3, Parent shall pay to the Company its costs and expenses (including attorneys’ fees and expenses) in connection with collecting these amounts, together with interest on the amounts so owed, at the rate of interest per annum specified as the Prime Rate in The Wall Street Journal (Northeast edition) as of the date of termination plus 2.0%, from the date of termination of this Agreement until the date all such amounts are paid to Company.
Article 8
Miscellaneous
     Section 8.1 Nonsurvival of Representations and Warranties. None of the representations or warranties contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the Merger.
     Section 8.2 Amendment. This Agreement may be amended by the Parties at any time before or after approval of the Company Proposal by the stockholders of the Company; provided, however, that, after any such approval, no amendment shall be made without the further approval of such stockholders if such amendment would (a) in any way materially adversely affect the rights of the Company stockholders (other than a termination of this Agreement in accordance with the provisions hereof) or (b) require a shareholder vote under applicable Law or the Company’s listing agreement with Nasdaq. This Agreement may not be amended except by a written instrument signed by an authorized representative of each of the Parties.
     Section 8.3 Notices. Any notice or other communication required or permitted hereunder shall be in writing and, unless delivery instructions are otherwise expressly set forth above herein, either delivered personally (effective upon delivery), by facsimile transmission (effective upon confirmation of successful transmission), by recognized overnight delivery service (effective on the next day after delivery to the service), or by registered or certified mail, postage prepaid and return receipt requested (effective on the third Business Day after the date of mailing), at the following addresses or facsimile transmission numbers (or at such other address(es) or facsimile transmission number(s) for a Party as shall be specified by like notice):

To Parent and/or Merger Sub:	Allis-Chalmers Energy Inc.
5075 Westheimer, Suite 890
Houston, Texas 77056
Attention: Munawar H. Hidayatallah
Chief Executive Officer
Facsimile: (713) 369-0555

with a copy (which shall	Andrews Kurth LLP
not constitute notice) to:	600 Travis Street, Suite 4200
Houston, Texas 77002
Attention: Robert V. Jewell, Esq.
Facsimile: (713) 220-7135

To the Company:	Bronco Drilling Company, Inc.
16217 N. May Avenue
Edmond, OK 73013
Attention: General Counsel
Facsimile: (405)285-9234

with a copy (which shall	Akin Gump Strauss Hauer & Feld LLP
not constitute notice) to:	1700 Pacific Avenue, Suite 4100
Dallas, Texas 75201
Attention: Seth R. Molay, P.C.
Facsimile: (214) 969-4343
     Section 8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties whether such delivery is by physical delivery or by means of a facsimile or portable document format (pdf) transmission, it being understood that all Parties need not sign the same counterpart.
     Section 8.5 Severability. The provisions of this Agreement will be severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof so long as the economic and legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any Party. Subject to the preceding sentence, any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be deemed modified to the minimum extent necessary to make such term or provision valid and enforceable, provided that if such term or provision is incapable of being so modified, then such term or provision shall be deemed ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.
     Section 8.6 Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and the documents and instruments delivered by the Parties in connection with this Agreement): (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; and (b) except as provided in Section 5.13 (which is intended to be for the benefit of the Persons covered thereby) and Section 5.14 (which is intended to be for the benefit of the Persons covered thereby) is solely for the benefit of the Parties and their respective successors, legal representatives and assigns and does not confer on any Person other than the Parties any rights or remedies hereunder. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with Section 8.10 without notice of liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Without limiting the foregoing, it is expressly understood and agreed that the provisions of Section 5.14 are statements of intent, and no Company Employee or other Person shall have any rights or remedies with respect thereto (including any right of employment) and no Person is intended to be a Third Party beneficiary thereof.
     Section 8.7 Applicable Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the Laws of the State of Delaware (including the Laws of Delaware with respect to statutes of limitation and statutes of repose).
     Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such attempted assignment without such consent shall be immediately null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.
     Section 8.9 Waivers. At any time prior to the Effective Time, any Party may, for itself only and to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive performance of any of the covenants or agreements, or satisfaction of any of the conditions, contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed by an authorized representative of such Party. Except as provided in this Agreement, no action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party of a breach of any provision hereof shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provisions hereof.
     Section 8.10 Confidentiality Agreement. The Confidentiality Agreement shall remain in full force and effect following the execution of this Agreement is hereby incorporated herein by reference, and shall constitute a part of this Agreement for all purposes; provided, however, that any standstill provisions contained therein will, effective as of the Closing, be deemed to have been waived to the extent necessary for the Parties to consummate the Merger in accordance with the terms of this Agreement. Any and all information received by Parent and the Company pursuant to the terms and provisions of this Agreement shall be governed by the applicable terms and provisions of the Confidentiality Agreement.
     Section 8.11 Incorporation. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.
     Section 8.12 Specific Performance; Remedies. Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the Parties will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and its provisions in any action or proceeding instituted in any state or federal court sitting in the State of Delaware having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at Law or in equity. Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at Law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.
     Section 8.13 Waiver of Jury Trial. Each of the Parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the Parties hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 8.13.
(Signature Page Follows)

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, on the date first written above.

Company:

BRONCO DRILLING COMPANY, INC., a Delaware corporation

By:	/s/ D. Frank Harrison

Name:	D. Frank Harrison
Title:	Chief Executive Officer

Parent:

ALLIS-CHALMERS ENERGY INC., a Delaware corporation

By:	/s/ Munawar H. Hidayatallah

Name:	Munawar H. Hidayatallah
Title:	Chairman and Chief Executive Officer

Merger Sub:

ELWAY MERGER SUB, INC., a Delaware corporation

By:	/s/ Victor M. Perez

Name:	Victor M. Perez
Title:	President

Exhibit 5.20(a)
VOTING AGREEMENT
     This VOTING AGREEMENT (this “Agreement”), dated as of ___, 2008, is by and between Allis-Chalmers Energy Inc., a Delaware corporation (“Parent”), and the undersigned holder (the “Affiliate”) of shares or options to acquire shares of common stock of Bronco Drilling Company, Inc., a Delaware corporation (“Bronco”). Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement referenced below.
RECITALS
     A. Parent, Elway Merger Sub, Inc., a Delaware corporation and a subsidiary of Parent (“Merger Sub”), and Bronco have entered into an Agreement and Plan of Merger dated January 23, 2008 (as the same may be amended from time to time, the “Merger Agreement”) pursuant to which Merger Sub will merge (the “Merger”) with and into Bronco, with Bronco surviving the Merger as a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth in the Merger Agreement.
     B. As of the date hereof, Affiliate owns and has the present power and right to vote (or to direct the voting of) the number of shares of common stock, par value of $0.01 per share, of Bronco (the “Bronco Common Stock”) set forth beneath the Affiliate’s name on the signature page hereto and identified as “Number of shares of Bronco Common Stock owned,” as such shares may be adjusted by stock dividend, stock split, recapitalization, combination, merger, consolidation, reorganization or other change in the capital structure of Bronco affecting the Bronco Common Stock (such shares of Bronco Common Stock, plus any other shares of Bronco Common Stock the voting power over which is acquired by Affiliate and less any shares of Bronco Common Stock the entire beneficial ownership in which, including all voting rights with respect thereto, are disposed of by Affiliate, in each case during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as Affiliate’s “Subject Shares”).
     C. As an inducement to the willingness of Parent to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Merger Agreement requires certain persons and entities, including Affiliate, to execute and deliver this Agreement prior to the mailing of the Proxy Statement/Prospectus, and Affiliate has agreed to enter into this Agreement.
     NOW, THEREFORE, intending to be legally bound, the parties agree as follows:
     1. Agreement to Vote the Subject Shares. Affiliate, solely in Affiliate’s capacity as a stockholder of Bronco, hereby agrees that during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the “Voting Period”), at any and all meetings (or any adjournments or postponements thereof) of the holders of any class or classes of the capital stock of Bronco at which the Merger Agreement and the transactions contemplated thereby are considered, however called, or in connection with any and all written consents of the holders of any class or classes of the capital stock of Bronco relating to the Merger Agreement and transactions contemplated thereby, Affiliate shall vote (or cause to be

Exhibit 5.20(a) - 1

voted) Affiliate’s Subject Shares in favor of the approval and adoption of the Company Proposal and the terms of the Merger Agreement and the Merger and each of the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof). Affiliate agrees not to enter into any agreement, letter of intent, agreement in principle or understanding with any person that violates or could reasonably be expected to violate the provisions and agreements contained in this Agreement or the Merger Agreement; provided, however, that nothing in this Agreement shall be deemed to prevent Affiliate from making a bona fide disposition of the entire beneficial ownership in, including all voting rights with respect to, any or all of the Subject Shares. For the avoidance of doubt, this Agreement is intended to constitute a voting agreement entered into under Section 218 of the Delaware General Corporation Law, as amended, for the duration of the Voting Period.
     2. Covenants. Except for pledges in existence as of the date hereof, Affiliate agrees that, except as contemplated by the terms of this Agreement, Affiliate shall not (a) grant any proxies or powers of attorney in respect of the Subject Shares, deposit any of Affiliate’s Subject Shares into a voting trust or enter into a voting agreement with respect to any of Affiliate’s Subject Shares or (b) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Affiliate’s ability to perform Affiliate’s obligations under this Agreement. Notwithstanding the foregoing, nothing herein shall prevent Affiliate from assigning or transferring any Subject Shares beneficially owned by Affiliate to any trust, estate, family partnership, foundation (whether family, private or public) or other entity under Affiliate’s control or subject to the same ultimate control as Affiliate (each a “Permitted Transferee”) if such Permitted Transferee agrees in writing to hold any Subject Shares subject to all of the provisions of this Agreement as Affiliate hereunder or making a bona fide disposition of the entire beneficial ownership in, including all voting rights with respect to, any or all of the Subject Shares.
     3. Representations and Warranties of Affiliate. Affiliate hereby represents and warrants to Parent as follows:
     (a) Due Authority. Affiliate has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If Affiliate is an entity, Affiliate is duly organized and validly existing under the laws of the jurisdiction of its organization, and Affiliate has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Affiliate have, if Affiliate is an entity, been duly authorized by all necessary action on the part of Affiliate, and, assuming its due authorization, execution and delivery by Parent, constitutes a valid and binding obligation of Affiliate, enforceable against Affiliate in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by equitable principles.
     (b) Ownership of Shares. Affiliate owns and has the present power and right to vote (or to direct the voting of) the number of shares of Bronco Common Stock set forth beneath the Affiliate’s name on the signature page hereto and identified as “Number of shares of Bronco Common Stock owned.” Affiliate has sole voting power and sole power of disposition, in each

Exhibit 5.20(a) - 2

case with respect to all of the shares of Bronco Common Stock set forth beneath Affiliate’s name on the signature page hereto and identified as “Number of shares of Bronco Common Stock owned,” with no limitations, qualifications or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement and as otherwise noted on the signature page hereto. Also set forth on the signature page hereto is (i) the number of shares of Bronco Common Stock issuable pursuant to options to purchase Bronco Common Stock held by Affiliate (the “Options”) and (ii) the number of restricted shares of Bronco Common Stock (which have not vested) held by Affiliate (the “Restricted Shares”). The shares of Bronco Common Stock set forth beneath the Affiliate’s name on the signature page hereto and identified as “Number of shares of Bronco Common Stock owned,” the Options and the Restricted Shares are all of the equity interests in Bronco legally or beneficially owned by Affiliate.
     (c) No Violations. (i) No filing with any governmental authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by Affiliate and the consummation by Affiliate of the transactions contemplated hereby (it being understood that nothing herein shall prevent Affiliate’s compliance with Section 13(d) of the Exchange Act) and (ii) none of the execution and delivery of this Agreement by Affiliate or compliance by Affiliate with any of the provisions hereof shall (A) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Affiliate is a party or by which Affiliate or any of Affiliate’s Subject Shares or assets may be bound, or (B) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation which could reasonably be expected to adversely affect Affiliate’s ability to perform Affiliate’s obligations under this Agreement.
     (d) Reliance by Parent. Affiliate understands and acknowledges that Parent has entered into the Merger Agreement in reliance upon the covenants contained therein requiring the execution and delivery of this Agreement by Affiliate.
     4. Miscellaneous.
     (a) Affiliate Capacity. If Affiliate is or becomes during the term hereof a director or officer of Bronco, Affiliate does not make any agreement or understanding herein in Affiliate’s capacity as such director or officer. Affiliate executes this Agreement solely in Affiliate’s capacity as the record holder or beneficial owner of Affiliate’s Subject Shares and nothing herein shall limit or affect any actions taken by Affiliate in Affiliate’s capacity as an officer or director of Bronco. Without limiting the foregoing, nothing in this Agreement shall limit or affect the ability of a director or officer of Bronco to take any action as may be advisable or necessary in the discharge of his or her fiduciary duties as such director or officer, and without regard to whether he or she is, without limitation, (i) a trustee or co-trustee of one or more Affiliates, (ii) an officer, consultant or other representative of a trustee or co-trustee of one or more Affiliates, or (iii) a beneficiary of one or more Affiliates.
     (b) Publication. Affiliate hereby permits Parent and Bronco to publish and disclose in the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC) and in other filings with the SEC Affiliate’s identity and ownership of shares of Bronco

Exhibit 5.20(a) - 3

Common Stock and the nature of Affiliate’s commitments, arrangements, and understandings pursuant to this Agreement.
     (c) Further Actions. Each of the parties hereto agrees that it will use its commercially reasonable efforts to do all things necessary to effectuate this Agreement.
     (d) Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.
     (e) Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their Permitted Transferees, heirs, estates and successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, except by will or by the laws of descent and distribution, without the prior written consent of each of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties hereto, any rights or remedies.
     (f) Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all of the parties hereto.
     (g) Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
     (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
     (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
     (j) Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

Exhibit 5.20(a) - 4

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
     (k) Headings. The descriptive headings of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
     (l) Counterparts; Facsimiles. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. A signature transmitted by facsimile or by electronic mail in “portable document format” shall be treated for all purposes by the parties hereto as an original and shall be binding upon the party transmitting such signature without limitation.
     (m) Termination. This Agreement shall terminate, neither Parent nor Affiliate shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect upon the earliest to occur of (i) the mutual consent of Parent and Affiliate, (ii) the Effective Time, or (iii) the effective termination of the Merger Agreement pursuant to its terms; provided, further, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement. Notwithstanding the foregoing, Sections 4(d), 4(e), 4(h) and 4(j) shall survive the termination of this Agreement.
(Signature page follows)

Exhibit 5.20(a) - 5

     IN WITNESS WHEREOF, this Agreement is executed as of the date first stated above.

ALLIS-CHALMERS ENERGY INC., a Delaware corporation

By:

Name:

Title:

AFFILIATE

Printed Name:

Number of shares of Bronco Common Stock owned:

Number of shares of Bronco Common Stock issuable upon exercise of options to purchase Bronco Common Stock held:

Number of restricted shares of Bronco Common Stock (which have not vested) held:

Exhibit 5.20(a) - 6

Exhibit 5.20(b)
VOTING AGREEMENT
     This VOTING AGREEMENT (this “Agreement”), dated as of ___, 2008, is by and between Bronco Drilling Company, Inc., a Delaware corporation (“Bronco”), and the undersigned holder (the “Affiliate”) of shares or options to acquire shares of common stock of Allis-Chalmers Energy Inc., a Delaware corporation (“Parent”). Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement referenced below.
RECITALS
     A. Parent, Elway Merger Sub, Inc., a Delaware corporation and a subsidiary of Parent (“Merger Sub”), and Bronco have entered into an Agreement and Plan of Merger dated January 23, 2008 (as the same may be amended from time to time, the “Merger Agreement”) pursuant to which Merger Sub will merge (the “Merger”) with and into Bronco, with Bronco surviving the Merger as a wholly-owned subsidiary of Parent, on the terms and subject to the conditions set forth in the Merger Agreement.
     B. As of the date hereof, Affiliate owns and has the present power and right to vote (or to direct the voting of) the number of shares of common stock, par value of $0.01 per share, of Parent (the “Parent Common Stock”) set forth beneath the Affiliate’s name on the signature page hereto and identified as “Number of shares of Parent Common Stock owned,” as such shares may be adjusted by stock dividend, stock split, recapitalization, combination, merger, consolidation, reorganization or other change in the capital structure of Parent affecting the Parent Common Stock (such shares of Parent Common Stock, plus any other shares of Parent Common Stock the voting power over which is acquired by Affiliate and less any shares of Parent Common Stock the entire beneficial ownership in which, including all voting rights with respect thereto, are disposed of by Affiliate, in each case during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as Affiliate’s “Subject Shares”).
     C. As an inducement to the willingness of Bronco to enter into the Merger Agreement, and as an inducement and in consideration therefor, the Merger Agreement requires certain persons and entities, including Affiliate, to execute and deliver this Agreement prior to the mailing of the Proxy Statement/Prospectus, and Affiliate has agreed to enter into this Agreement.
     NOW, THEREFORE, intending to be legally bound, the parties agree as follows:
     1. Agreement to Vote the Subject Shares. Affiliate, solely in Affiliate’s capacity as a stockholder of Parent, hereby agrees that during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the “Voting Period”), at any and all meetings (or any adjournments or postponements thereof) of the holders of any class or classes of the capital stock of Parent at which the Parent Proposal and the transactions contemplated by the Merger Agreement are considered, however called, or in connection with any and all written consents of the holders of any class or classes of the capital stock of Parent relating to the Parent Proposal and the transactions contemplated by the Merger Agreement,

Exhibit 5.20(b) - 1

Affiliate shall vote (or cause to be voted) Affiliate’s Subject Shares in favor of the approval and adoption of the Parent Proposal and the terms of the Merger Agreement and the Merger and each of the other transactions contemplated by the Merger Agreement (and any actions required in furtherance thereof). Affiliate agrees not to enter into any agreement, letter of intent, agreement in principle or understanding with any person that violates or could reasonably be expected to violate the provisions and agreements contained in this Agreement or the Merger Agreement; provided, however, that nothing in this Agreement shall be deemed to prevent Affiliate from making a bona fide disposition of the entire beneficial ownership in, including all voting rights with respect to, any or all of the Subject Shares. For the avoidance of doubt, this Agreement is intended to constitute a voting agreement entered into under Section 218 of the Delaware General Corporation Law, as amended, for the duration of the Voting Period.
     2. Covenants. Except for pledges in existence as of the date hereof, Affiliate agrees that, except as contemplated by the terms of this Agreement, Affiliate shall not (a) grant any proxies or powers of attorney in respect of the Subject Shares, deposit any of Affiliate’s Subject Shares into a voting trust or enter into a voting agreement with respect to any of Affiliate’s Subject Shares or (b) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting Affiliate’s ability to perform Affiliate’s obligations under this Agreement. Notwithstanding the foregoing, nothing herein shall prevent Affiliate from assigning or transferring any Subject Shares beneficially owned by Affiliate to any trust, estate, family partnership, foundation (whether family, private or public) or other entity under Affiliate’s control or subject to the same ultimate control as Affiliate (each a “Permitted Transferee”) if such Permitted Transferee agrees in writing to hold any Subject Shares subject to all of the provisions of this Agreement as Affiliate hereunder or making a bona fide disposition of the entire beneficial ownership in, including all voting rights with respect to, any or all of the Subject Shares.
     3. Representations and Warranties of Affiliate. Affiliate hereby represents and warrants to Bronco as follows:
     (a) Due Authority. Affiliate has the capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. If Affiliate is an entity, Affiliate is duly organized and validly existing under the laws of the jurisdiction of its organization, and Affiliate has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Affiliate have, if Affiliate is an entity, been duly authorized by all necessary action on the part of Affiliate, and, assuming its due authorization, execution and delivery by Bronco, constitutes a valid and binding obligation of Affiliate, enforceable against Affiliate in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally and by equitable principles.
     (b) Ownership of Shares. Affiliate owns and has the present power and right to vote (or to direct the voting of) the number of shares of Parent Common Stock set forth beneath the Affiliate’s name on the signature page hereto and identified as “Number of shares of Parent Common Stock owned.” Affiliate has sole voting power and sole power of disposition, in each

Exhibit 5.20(b) - 2

case with respect to all of the shares of Parent Common Stock set forth beneath Affiliate’s name on the signature page hereto and identified as “Number of shares of Parent Common Stock owned,” with no limitations, qualifications or restrictions on such rights, subject only to applicable securities laws and the terms of this Agreement and as otherwise noted on the signature page hereto. Also set forth on the signature page hereto is (i) the number of shares of Parent Common Stock issuable pursuant to options to purchase Parent Common Stock held by Affiliate (the “Options”) and (ii) the number of restricted shares of Parent Common Stock (which have not vested) held by Affiliate (the “Restricted Shares”). The shares of Parent Common Stock set forth beneath the Affiliate’s name on the signature page hereto and identified as “Number of shares of Parent Common Stock owned,” the Options and the Restricted Shares are all of the equity interests in Parent legally or beneficially owned by Affiliate.
     (c) No Violations. (i) No filing with any governmental authority, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by Affiliate and the consummation by Affiliate of the transactions contemplated hereby (it being understood that nothing herein shall prevent Affiliate’s compliance with Section 13(d) of the Exchange Act) and (ii) none of the execution and delivery of this Agreement by Affiliate or compliance by Affiliate with any of the provisions hereof shall (A) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Affiliate is a party or by which Affiliate or any of Affiliate’s Subject Shares or assets may be bound, or (B) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation which could reasonably be expected to adversely affect Affiliate’s ability to perform Affiliate’s obligations under this Agreement.
     (d) Reliance by Bronco. Affiliate understands and acknowledges that Bronco has entered into the Merger Agreement in reliance upon the covenants contained therein requiring the execution and delivery of this Agreement by Affiliate.
     4. Miscellaneous.
     (a) Affiliate Capacity. If Affiliate is or becomes during the term hereof a director or officer of Parent, Affiliate does not make any agreement or understanding herein in Affiliate’s capacity as such director or officer. Affiliate executes this Agreement solely in Affiliate’s capacity as the record holder or beneficial owner of Affiliate’s Subject Shares and nothing herein shall limit or affect any actions taken by Affiliate in Affiliate’s capacity as an officer or director of Parent. Without limiting the foregoing, nothing in this Agreement shall limit or affect the ability of a director or officer of Parent to take any action as may be advisable or necessary in the discharge of his or her fiduciary duties as such director or officer, and without regard to whether he or she is, without limitation, (i) a trustee or co-trustee of one or more Affiliates, (ii) an officer, consultant or other representative of a trustee or co-trustee of one or more Affiliates, or (iii) a beneficiary of one or more Affiliates.
     (b) Publication. Affiliate hereby permits Parent and Bronco to publish and disclose in the Proxy Statement/Prospectus (including all documents and schedules filed with the SEC) and in other filings with the SEC Affiliate’s identity and ownership of shares of Parent Common

Exhibit 5.20(b) - 3

Stock and the nature of Affiliate’s commitments, arrangements, and understandings pursuant to this Agreement.
     (c) Further Actions. Each of the parties hereto agrees that it will use its commercially reasonable efforts to do all things necessary to effectuate this Agreement.
     (d) Entire Agreement. This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto.
     (e) Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their Permitted Transferees, heirs, estates and successors. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, except by will or by the laws of descent and distribution, without the prior written consent of each of the other parties. Nothing in this Agreement, expressed or implied, is intended to confer on any person, other than the parties hereto, any rights or remedies.
     (f) Amendments, Waivers, etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by all of the parties hereto.
     (g) Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.
     (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.
     (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.
     (j) Governing Law; Waiver of Jury Trial. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION

Exhibit 5.20(b) - 4

DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
     (k) Headings. The descriptive headings of this Agreement are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.
     (l) Counterparts; Facsimiles. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. A signature transmitted by facsimile or by electronic mail in “portable document format” shall be treated for all purposes by the parties hereto as an original and shall be binding upon the party transmitting such signature without limitation.
     (m) Termination. This Agreement shall terminate, neither Bronco nor Affiliate shall have any rights or obligations hereunder, and this Agreement shall become null and void and have no effect upon the earliest to occur of (i) the mutual consent of Bronco and Affiliate, (ii) the Effective Time, or (iii) the effective termination of the Merger Agreement pursuant to its terms; provided, further, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party’s breach of any of the terms of this Agreement. Notwithstanding the foregoing, Sections 4(d), 4(e), 4(h) and 4(j) shall survive the termination of this Agreement.
(Signature page follows)

Exhibit 5.20(b) - 5

     IN WITNESS WHEREOF, this Agreement is executed as of the date first stated above.

BRONCO DRILLING COMPANY, INC., a Delaware corporation

By:

Name:

Title:

AFFILIATE

Printed Name:

Number of shares of Parent Common Stock owned:

Number of shares of Parent Common Stock issuable upon exercise of options to purchase Parent Common Stock held:

Number of restricted shares of Parent Common Stock (which have not vested) held:

Exhibit 5.20(b) - 6